UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
 PROXY STATEMENT PURSUANT TO SECTION 14(a) of THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )
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NEWPARK RESOURCES, INC.

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NEWPARK RESOURCES, INC.

2020 Annual Meeting of Stockholders
May 21, 2020

April 8, 2020
Dear Fellow Stockholder:
On behalf of the Board of Directors, you are cordially invited to attend the 2020 Annual Meeting of Stockholders of Newpark Resources, Inc. (the “Company”), which will be held on Thursday, May 21, 2020, at 10:00 a.m., Central Daylight Time, at the offices of the Company, 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. In the following pages, you will find the Notice of Annual Meeting of Stockholders as well as a Proxy Statement describing the business to be conducted at the meeting.
We continue to monitor developments regarding COVID-19, or the Coronavirus. We would like to emphasize that the health of our stockholders, employees and other attendees remains a top priority. We strongly urge you to appoint a proxy to vote at the Annual Meeting on your behalf, as this is the preferred means of fully and safely exercising your right to vote. Although we continue to monitor the situation, we currently plan to hold the annual meeting in person in accordance with guidelines of social distancing provided by public health officials. The meeting will be as brief as possible, personal attendance is not recommended, stockholders are encouraged to vote in advance of the meeting and no lunch or refreshments will be provided at the meeting. In the event that our meeting venue has restricted access, we will communicate this information to our stockholders by way of announcement, which will be published on the investor relations page of our website at https://www.newpark.com and filed with the Securities and Exchange Commission. Please monitor the investor relations page of our website regularly, as circumstances may change at short notice, and we recommend that stockholders keep apprised of public official guidance regarding travel, self-isolation and other health and safety precautions.
Whether or not you plan to attend the Annual Meeting, it is important that you study carefully the information provided in the accompanying Proxy Statement and vote. Please promptly vote your shares by telephone, by the Internet or, if the Proxy Statement was mailed to you, by marking, signing, dating and returning the proxy card in the prepaid envelope so that your shares can be voted in accordance with your wishes.
Thank you for your continued support.

Sincerely,
PAUL L. HOWES
President and Chief Executive Officer

TABLE OF CONTENTS

NEWPARK RESOURCES, INC. 9320 Lakeside Boulevard, Suite 100 The Woodlands, Texas 77381
NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Date:	MAY 21, 2020
Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at our executive offices, 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.

Time:	10:00 a.m. Central Daylight Time
Place:	9320 Lakeside Boulevard, Suite 100 The Woodlands, Texas 77381
Record Date:	March 26, 2020

MEETING AGENDA
(1)	The election of six director nominees named in this Proxy Statement to our Board of Directors;
(2)	An advisory vote to approve our named executive officer compensation; and
(3)	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2020.
Our stockholders may also transact such other business at the Annual Meeting as may properly come before the meeting and any adjournments or postponements thereof. Our stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please promptly vote your shares. The giving of your proxy will not affect your right to vote in person should you later decide to attend the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record for you to follow in order to vote your shares.
Under the rules of the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders as of the close of business on the Record Date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. The Notice also instructs you on how you may submit your proxy over the Internet or by mail. If you receive the Notice, you will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice or as otherwise described in the Proxy Statement.

How to Vote: Please vote by using one of the following voting methods. Please have your proxy materials in hand when voting by any one of these methods. You may need your control number in order to vote by one of the advance methods.

)	:	*	@
By Phone 1 (800) 690-6903	By Internet www.proxyvote.com	By Mail Mark, sign and date your proxy card and return it in the postage-paid envelope.	In Person Attend the Annual Meeting and vote by ballot.

Dated:	April 8, 2020
BY ORDER OF OUR BOARD OF DIRECTORS

E. Chipman Earle
Vice President, General Counsel, Chief Compliance Officer,
Chief Administrative Officer and Corporate Secretary

PROXY SUMMARY

This summary highlights selected information found elsewhere in this Proxy Statement, which is being sent or made available to stockholders on or about April 8, 2020. This summary does not contain all of the information that you should consider before voting and therefore we urge you to review the complete Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 prior to voting.
ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Central Daylight Time, on May 21, 2020
Place	Newpark Resources, Inc. 9320 Lakeside Boulevard, Suite 100 The Woodlands, Texas 77381
Record Date	March 26, 2020
Voting
Stockholders of record at the close of business on the Record Date are entitled to receive notice of and may vote in person at the Annual Meeting or by proxy. Each share of our common stock entitles the holder to one vote on each matter submitted to a vote of stockholders. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by Internet or by following the instructions in the Notice Regarding the Availability of Proxy Materials or, if you requested printed copies of the proxy materials, you can vote by Internet, by telephone or by delivering your proxy through the mail. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record for you to follow in order to vote your shares.

Common shares outstanding as of the Record Date	89,897,646

ANNUAL MEETING PROPOSALS

Voting Item	Board Vote Recommendation	Page
1. Election of six director nominees named in this Proxy Statement to our Board of Directors	FOR each nominee	47
2. Advisory vote to approve named executive officer compensation	FOR	51
3. Ratification of independent registered public accounting firm	FOR	52

OUR DIRECTOR NOMINEES

			Committee Memberships
Nominee	Age	Director Since	Audit	Compensation	Nominating & Corporate Governance	Independent
Anthony J. Best	70	2014	✗	✗	✗	✓
G. Stephen Finley	69	2007	Chair	✓	✓	✓
Paul L. Howes	64	2006	✗	✗	✗
Roderick A. Larson	53	2014	✓	✓	Chair	✓
John C. Mingé	58	2017	✓	Chair	✓	✓
Rose M. Robeson	59	2018	✓	✓	✓	✓

OUR NAMED EXECUTIVE OFFICER COMPENSATION
At our 2019 Annual Meeting, our stockholders voted 96% in favor of our executive compensation disclosed in our 2019 proxy statement. We maintain an on-going dialogue with investors and address any questions or concerns that they may have. Our stockholder engagements are generally focused on our top 25 stockholders who collectively owned 80% of our outstanding common stock as of March 26, 2020. We regularly meet with our stockholders in person, via telephone calls and one-on-one at conferences throughout the year and receive feedback on topics ranging from our financial performance to our environment, sustainability and governance (“ESG”) philosophy and practices to our executive compensation program. In consideration of stockholder feedback, we introduced a second financial performance metric within our annual incentive program in 2019 and have continued that practice for 2020. For the 2020 performance year, we once again included Return on Net Capital Employed (RONCE), in addition to our consolidated EBITDA performance metric. We will continue to regularly engage with our stockholders and consider their feedback as we develop our evolving executive compensation and ESG philosophy and practices.
We continue to improve our compensation and governance practices, as reflected by the following:

✓	Stock ownership guidelines for senior management and non-employee Directors	X	Excise tax gross-ups

✓	Pay-for-performance	X	Repricing options or SARs without stockholder approval

✓	Annual say-on-pay vote	X	Hedging

✓	Independent compensation consultant	X	Single-trigger change in control payments

✓	Significant percentage of pay is “at risk”	X	Excessive perquisites

✓	Multiple financial performance metrics in annual incentive program

✓	Relative total stockholder return as performance metric in long-term incentive program

✓	Robust Clawback Policy
OUR INDEPENDENT AUDITORS
The Audit Committee of our Board of Directors has determined that the accounting firm of Deloitte & Touche LLP (“Deloitte”) is independent from the Company and once again selected Deloitte as the Company’s independent auditors for fiscal year 2020. Deloitte has conducted the examination of the Company’s financial statements for each of the past 12 fiscal years. Our Board recommends a vote for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2020. Deloitte’s total fees for fiscal years 2019 and 2018 were approximately $1.62 million and approximately $1.5 million, respectively, which did not include any non-audit services in fiscal year 2019 and included approximately $10,000 (or 0.65%) of non-audit services in fiscal year 2018 that were authorized by the Audit Committee in compliance with our pre-approval policies and procedures.

NEWPARK RESOURCES, INC.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
 PROXY STATEMENT
April 8, 2020
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newpark Resources, Inc. (the “Company”) for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company, 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381 on Thursday, May 21, 2020, at 10:00 a.m., Central Daylight Time, and any postponements or adjournments of the Annual Meeting.

Notice Regarding the Availability of Proxy Materials
In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and related materials available over the Internet under the “notice and access” delivery model. A Notice Regarding the Availability of Proxy Materials was first mailed on or about April 8, 2020 to all stockholders of record at the close of business on the record date, March 26, 2020. The Notice Regarding the Availability of Proxy Materials is not a form for voting and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet and by mail. Stockholders are encouraged to access and review the proxy materials before voting.
This Proxy Statement, the form of proxy and voting instructions are being made available on or about April 8, 2020 at www.proxyvote.com. You may also request a printed copy of this Proxy Statement and the form of proxy by telephone at 1-800-690-6903, via the Internet at www.proxyvote.com or by email in accordance with the instructions given in the Notice Regarding the Availability of Proxy Materials. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2019, is being made available at the same time and by the same method described above. The Annual Report to Stockholders is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference therein.
Any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by making such request via the Internet, email or by telephone. A request to receive proxy materials in printed form or electronically by email will remain in effect until the request is terminated by the stockholder.

Householding Information
Stockholders residing in the same household who hold their shares in the name of a bank, broker or other holder of record may receive only one Notice Regarding the Availability of Proxy Materials. This process is called “householding.” Once begun, householding may continue unless instructions to the contrary are received from one or more of the stockholders within the household.
Street name stockholders in a single household who received only one copy of the Notice Regarding the Availability of Proxy Materials may request to receive separate copies in the future by following the instructions provided on the voting instruction form sent to them by their bank, broker or other holder of record. Similarly, street name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction form. Otherwise, street name stockholders should contact their bank, broker, or other holder.
If you are receiving multiple copies of the Notice Regarding the Availability of Proxy Materials, you also may request orally or in writing to receive a single copy, or if you would like to opt out of householding this year and would like to receive additional copies of proxy materials mailed to you, please contact us by calling (281) 362-6800, or writing to Corporate Secretary, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.

Revocation of Proxies
Any stockholder giving a proxy may revoke the proxy before it is voted by notifying our Corporate Secretary in writing before or at the Annual Meeting, by providing a proxy bearing a later date to our Corporate Secretary, by voting again via the Internet or telephone, or by attending the Annual Meeting and expressing a desire to vote in person.
If you are a beneficial owner and wish to change your vote, you must contact the bank, broker or other holder of record that holds your shares prior to the Annual Meeting to assist you with this process.

GENERAL INFORMATION	2020 Proxy Statement | 1

Vote Requirement for Each Proposal and Board Recommendation

Voting Item	Voting Standard	Treatment of Abstentions and Broker Non-Votes	Board Vote Recommendation
Election of six director nominees named in this Proxy Statement to our Board of Directors	Plurality vote Uncontested election - majority vote policy	Not counted and therefore will have no effect on the outcome.	FOR each nominee
Advisory vote to approve named executive officer compensation	Majority of the shares present and entitled to vote
Broker non-votes are treated as not present and not entitled to vote on the matter and will have no effect on the outcome. However, abstentions constitute shares that are present and entitled to vote and will be treated as a vote against.
FOR
Ratification of independent registered public accounting firm	Majority of the shares present and entitled to vote	Brokers have discretionary authority to vote unless prior instructions have been received. Abstentions constitute shares that are present and entitled to vote and will be treated as a vote against.	FOR
Subject to any revocation, all proxies will be voted as directed by the stockholder on the proxy card. If no choice is specified, proxies will be voted according to the recommendation of the Board as listed in the table above.
The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Management is not currently aware of, nor does it intend to present at the Annual Meeting, any such other matters.

Beneficial Ownership
If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of the shares and the shares are considered to be held in street name for your account. As the beneficial owner, you have the right to direct your bank, broker or nominee to vote your shares as you instruct. If you do not instruct your bank, broker, or nominee on how to vote your shares, then such bank, broker or nominee will only have discretion to vote your shares on routine matters only. Other matters considered non-routine will not be voted on by your bank, broker or nominee, which is called a “broker non-vote.”
The following agenda items are considered non-routine; therefore, your bank, broker or other nominee will not be able to vote your shares on these items unless you have given explicit instructions to do so:

•	Election of directors; and

•	The advisory vote to approve named executive officer compensation.
If you do not instruct your bank, broker or nominee how to vote your shares on the foregoing agenda items, then your shares will be considered “broker non-votes” with respect to those proposals.
The ratification of the appointment of Deloitte & Touche LLP is considered a routine agenda item and your bank, broker or other nominee is permitted to vote your shares even if such bank, broker or nominee does not receive voting instructions from you.

Quorum
The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted for purposes of determining the presence of a quorum.

Solicitation of Proxies
The cost of preparing, printing and delivering this Proxy Statement, the Notice Regarding the Availability of Proxy Materials and the form of proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by us. In addition to this distribution, officers and other regular employees of ours may solicit proxies personally, electronically or by telephone, but no additional compensation will be paid to these individuals on account of these activities. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them of record.

GENERAL INFORMATION	2020 Proxy Statement | 2

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of the Board of Directors. The Board of Directors establishes broad corporate policies, has responsibility for our overall performance and strategy and authorizes various types of transactions but is not involved in the details of the day-to-day operations of the business. The Board of Directors maintains a focus on our core values, which we believe will create long-term value for our stockholders.

Board Leadership Structure
The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the roles of Chairman of the Board and Chief Executive Officer (“CEO”) is determined on the basis of what the Board considers to be best for our Company. Our current Board leadership structure separates the roles of Chairman and CEO. The Board believes that part of an effective Board leadership structure is to have either an independent director as the Chairman or to designate a Lead Director as it provides, among other things, sufficient independence between the Board and management and facilitates our Board’s ability to carry out its roles and responsibilities on behalf of our stockholders. Mr. Best has served as an independent member of our Board since 2014 and as our non-executive Chairman of the Board since 2018. As Mr. Best is an independent director, we believe it is not necessary to appoint a Lead Director.
The principal responsibilities of the non-executive Chairman of the Board are:

•	To manage the organization, functioning and affairs of the Board of Directors, in order to enable it to meet its obligations and responsibilities;

•	To facilitate the functioning of the Board of Directors independently of management and maintain and enhance the governance quality of the Company and the Board;

•
To interact regularly with the CEO and other executive officers on major strategy issues and the handling of major business issues and opportunities, matters of corporate governance and performance issues, including providing feedback from other Board members and acting as a “sounding board” for the CEO;

•	Together with the Chair of the Compensation Committee, to conduct a formal evaluation of the CEO’s performance at least annually; and

•	To lead the Board of Directors in the execution of its responsibilities to our stockholders.
A complete description of the responsibilities of the non-executive Chairman of the Board is set forth in a Chairman of the Board charter adopted by the Board of Directors, a copy of which is available on our website at

www.newpark.com/chairman-of-the-board-charter/. A description of the powers and duties of the Chairman of the Board is also set forth in our bylaws.

Meeting Attendance
Each director is elected to a one-year term. Our Board of Directors held eleven meetings during 2019 and took action by written consent once. Each director attended at least 75% of the meetings of the Board of Directors held while serving as a member of the Board of Directors and of each committee of which such director was a member that was held during the time such director was a member. The independent directors meet regularly in executive sessions at which time only independent directors are present, and the Chairman of the Board chairs those sessions.

Director Attendance at Annual Meeting
We have a policy encouraging the attendance of all directors at our annual meetings of stockholders, and we make all appropriate arrangements for directors that choose to attend, including reimbursement of their reasonable travel expenses. All of our then-current directors attended the 2019 Annual Meeting of Stockholders.

Director Independence
The Board of Directors has determined that each of Ms. Robeson and Messrs. Best, Finley, Larson, and Mingé is an “independent director” as that term is defined in the listing standards of the New York Stock Exchange (the “NYSE”). In making these determinations regarding independence, the Board of Directors evaluated commercial, consulting, charitable, familial, and other relationships with each of its directors and entities of which such director is an executive officer, partner, member, and/or significant stockholder.
As part of this annual evaluation, the Board of Directors noted that none of the directors received any consulting, advisory, or other compensatory fees from us (other than for services as a director) or is a partner, member, or principal of an entity that provided accounting, consulting, legal, investment banking, financial, or other advisory services to our Company, and none of the express independence disqualifications contained in the NYSE rules apply to any of them. On an ongoing basis, the

CORPORATE GOVERNANCE	2020 Proxy Statement | 3

Chairman of the Nominating and Corporate Governance Committee along with the General Counsel evaluates commitments of the directors, including changes in occupation and other Board memberships, to determine continuing independence.
Based on this independence review and annual evaluation, and on other facts and circumstances the Board of Directors deemed relevant, the Board of Directors, in its business judgment, determined that each of our incumbent director nominees is independent, with the exception of Mr. Howes, who is our President and CEO.
Until his retirement in December 2019, Mr. Mingé was an employee of BP America, Inc., a subsidiary of BP p.l.c. (“BP”), which is a customer of our Company. In addition, Mr. Mingé’s son has been a non-executive employee of BP since 2014. However, BP has not made payments to the Company for property or services in an amount which, in any of 2017, 2018 or 2019, exceeded the greater of $1.0 million or 2% of BP’s consolidated gross revenues. Neither Mr. Mingé nor his son was involved in any decision to award work to us. The Board of Directors determined that the relationship between our Company and BP did not disqualify Mr. Mingé from being considered an independent director.
Ms. Robeson currently serves on the Board of Directors of SM Energy Company and Antero Midstream Corporation (“Antero”). Each of SM Energy Company and Antero Water LLC, an indirect subsidiary of Antero, is a customer of our Company. However, neither SM Energy Company nor Antero made payments for property or services in an amount which, in any of 2017, 2018 or 2019, exceeded the greater of $1.0 million or 2% of SM Energy Company’s or Antero’s, respectively, consolidated gross revenues. Ms. Robeson was not involved in any decision to award work to us. The Board of Directors determined that neither the relationship between our Company and SM Energy Company, nor the relationship between our Company and Antero, disqualified Ms. Robeson from being considered an independent director.
Mr. Best currently services on the Board of Directors of ProPetro Holding Corp. ("ProPetro"). ProPetro was a customer of our Company in 2018 and 2019; however, no payments were received in an amount which, in either of 2018 or 2019, exceeded the greater of $1.0 million or 2% of ProPetro's consolidated gross revenue. The Board of Directors determined that the relationship between our Company and ProPetro did not disqualify Mr. Best from being considered an independent director.
Mr. Finley currently serves on the Board of Directors of Westlake Chemical Partners GP LLC, which is the general partner of Westlake Chemical Partners LP, a limited partnership formed by Westlake Chemical Corporation (“Westlake”). Certain subsidiaries of Westlake have engaged in transactions with our Company; however, no payments were made or received in an amount which, in any of 2017, 2018 or 2019, exceeded the greater of $1.0 million or 2% of Westlake’s consolidated gross revenues. The Board of Directors determined that the relationship between our Company and Westlake did not disqualify Mr. Finley from being considered an independent director.

Board Role in Risk Management
The Board, as a whole and through its committees, retains responsibility for overseeing our Company’s processes for assessing and managing risk, although it is management’s responsibility to manage risk on a day-to-day basis. The Board discharges its responsibility, in part, through regular inquiries from the Chairman of the Board to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings with and without management of general and specific risks to the Company. The Board also participates with senior management in periodically reviewing enterprise risks, analyzing trends in such risks over time, considering mitigation plans for such risks and auditing such mitigation plans.
The Board also delegates the oversight of certain specific risks to committees of the Board. For example, the Board delegates to the Compensation Committee the assessment of our Company’s compensation plans with regard to whether such plans encourage the taking of inappropriate levels of risk. The Board also delegates to the Audit Committee oversight of the risk assessment undertaken by management to develop the scope and coverage of reviews conducted by our internal audit function.

Director Nominations
The Nominating and Corporate Governance Committee is responsible for periodically evaluating and making recommendations to the Board of Directors with respect to the size and composition of the Board of Directors. In order to assist the Nominating and Corporate Governance Committee, our Board of Directors included in our Corporate Governance Guidelines certain criteria that we believe minimizes the risk of compromising the independence of the Board, while adding to the diversity and depth of knowledge of our Board members. The general qualification criteria of director nominees is that such nominee:

•	is of the highest integrity and character;

•	is willing and able to devote sufficient time to effectively carry out the duties and responsibilities of a director;

•	has the objectivity, ability and desire to represent the interests of our stockholders as a whole, free from any conflict of interest;

•	has familiarity with our business and industry;

CORPORATE GOVERNANCE	2020 Proxy Statement | 4

•	has held positions with a high degree of responsibility and relevant expertise and experience to offer advice and guidance; and

•	has independence of thought and financial literacy.
The Nominating and Corporate Governance Committee also assesses the core competencies most needed in any new members of the Board, such as backgrounds in finance, operations, and marketing. As set forth in our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee evaluates the full composition of the Board so that it will reflect a range of abilities, experiences and perspectives appropriate to our Company. As such, consideration of diversity of viewpoints, expertise and experience as well as gender, ethnicity and background are all assessed by our Nominating and Corporate Governance Committee when evaluating a nominee for our Board of Directors.

Stockholder Recommendations for Board Nominations
The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement, including those eligibility requirements set forth in our Corporate Governance Guidelines. In order to nominate a director at the annual meeting, our bylaws require that a stockholder be entitled to vote in the election of directors and follow the procedures set forth in the bylaws. Our bylaws are available on our website at www.newpark.com/corporate-bylaws/.
Stockholder nominations must be made pursuant to written notice delivered in accordance with the following instructions no later than 90 days prior to the meeting; provided, that if the date of the meeting is not publicly announced more than 100 days prior to the meeting, such notice will be considered timely if properly delivered no later than the close of business on the 10th day following the day on which such announcement regarding the date of the meeting was communicated to the stockholders.
The stockholder notice must set forth the following:

•	Name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	A representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

•	A description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are made by the stockholder;

•	For each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	For each person nominated, a written consent to serve as a director, if elected; and

•	A statement whether such nominee, if elected, intends to deliver an irrevocable resignation in accordance with our Corporate Governance Guidelines.
In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.
The stockholder making the recommendation also should submit information demonstrating the number of shares such stockholder owns. Stockholders may send recommendations for director candidates for the 2021 Annual Meeting to the Nominating and Corporate Governance Committee by U.S. mail or overnight delivery at the following address: Chair, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.
Candidates recommended by the Nominating and Corporate Governance Committee must include a sufficient number of persons who, upon election, would be independent directors having the skills, experience and other characteristics necessary to provide qualified persons to fill all Board committee positions required to be filled by independent directors under the listing standards of the NYSE and the rules and regulations of the SEC. In considering any candidates recommended by stockholders, the Nominating and Corporate Governance Committee will take into account the same factors as apply to all other prospective nominees.

Board Orientation and Education
The Nominating and Corporate Governance Committee, with the support and assistance of the executive officers, is responsible for establishing an orientation plan for new directors, along with the coordination and scheduling of educational opportunities for the Board. The orientation program includes a review of our governance documents and policies, along with individual meetings with our executive leaders, and tours of key facilities. In addition, over the last several years, the Nominating and Corporate Governance Committee has coordinated training sessions by outside experts during Board meetings related to, among other things: risk assessment, insurance and management; long-term strategy development and testing; investor perspective on ESG practices and trends; industry-specific education (oil and gas geology, including advancements on predictive drilling performance); macro-economic trends in the U.S. and global economies; and

CORPORATE GOVERNANCE	2020 Proxy Statement | 5

customer perspective on evolving technical requirements for drilling and completion fluids. The Board also attends continuing education seminars hosted by outside experts such as the National Association of Corporate Directors in order to stay current with best practices and evolving trends. Finally, management regularly provides the Board with published articles and white papers authored by outside experts on topics ranging from shareholder activism areas of focus to ESG trends to proxy advisory firm ratings, guidance and proposed regulations.

Stockholder Communication with Board Members
The Board of Directors has established a process for stockholders to send communications, other than sales-related communications, to one or more of its members. These communications should be sent by letter addressed to the member or members of the Board of Directors to whom the communication is directed, care of the Corporate Secretary, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. These communications, other than sales-related communications, will be forwarded to the Board member or members specified.

CORPORATE GOVERNANCE GUIDELINES
We are committed to adhering to sound principles of corporate governance and have adopted Corporate Governance Guidelines that the Board of Directors believes promote the effective functioning of the Board of Directors, its committees and our Company. The Corporate Governance Guidelines conform to the NYSE corporate governance listing standards and SEC rules and address, among other matters, director qualifications, independence and responsibilities, majority vote principles, Board committees, Board access to senior management, the independent accountants and other independent advisors, compensation of directors and assessments of committee performance. The Corporate Governance Guidelines are available on our website at www.newpark.com/corporate-governance-guidelines/ and are also available, without charge, upon request to our Corporate Secretary at Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.

Majority Vote Principle
Our Corporate Governance Guidelines provide for a majority vote principle in connection with the election of our directors. Under our bylaws, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. Under our majority vote principle, a nominee in an uncontested election who does not receive more votes “for” that nominee’s election than votes “withheld” from that nominee’s election is subject to our director resignation policy described below. Under our Corporate Governance Guidelines, an uncontested election is one at which the number of nominees for election as director is not greater than the number of directors to be elected.

Director Resignation Policy
The Corporate Governance Guidelines provide that the Board of Directors may require, in order for any incumbent director to become a nominee for further service on the Board of Directors, that the incumbent director submit to the Board of Directors an irrevocable resignation. The irrevocable resignation will be conditioned upon, and shall not become effective until there has been:

•	a failure by that nominee to receive more votes “for” such nominee’s election than votes

“withheld” from such nominee’s election in any uncontested election of directors; and

•	acceptance of the resignation by the Board of Directors.
In the event a director receives a greater number of votes “withheld” from such director’s election than “for” such director’s election, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors regarding the action to be taken with respect to the tendered resignation. A director whose resignation is being considered will not participate in any committee or Board of Directors meetings where the consideration is such director’s resignation. The Board of Directors will act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following the certification of the stockholder vote, and the Board of Directors will promptly and publicly disclose its decision. Each of the nominees for election to the Board of Directors has submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines.

Director Retirement Age
Our Corporate Governance Guidelines include a director retirement age policy. Under that policy, any person who is 75 years of age or more shall not be eligible to be elected as a director, although any director reaching the

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age of 75 while in office may serve the remainder of such director’s term until the next annual meeting of stockholders. Each of our directors is currently younger than 75 years of age and have an average age of 62 years.

Executive Sessions of Non-Management Directors
Our Corporate Governance Guidelines require the non-management directors meet at least twice each year in executive session, without management present. However, management employees may be invited to attend portions of these meetings if deemed appropriate by the non-management directors to provide information necessary for the meetings. Executive sessions were held as part of every regularly scheduled Board meeting in 2019 and were presided over by Mr. Best, our non-executive Chairman of the Board.
Interested parties may direct their concerns to the Chairman of the Board or to any other non-management director or directors by following the procedures set forth in the section entitled “Stockholder Communication with Board Members.”

Stock Ownership Guidelines
To encourage our non-employee directors and executive officers to achieve and maintain an appropriate ownership interest in our Company, the Board of Directors approved stock ownership guidelines for our non-employee directors that are included in the Company’s Corporate Governance Guidelines as well as separate stock ownership guidelines for our executive officers that are described in further detail in the “Compensation Discussion and Analysis” section of this Proxy Statement under the heading “Stockholder Alignment.” Section 8 of the Corporate Governance Guidelines requires each of our non-employee directors to own shares of our common stock valued at five times their annual cash retainer. Non-employee directors elected to the Board of Directors have five years from the date of first election to reach the required level of stock ownership. In the event of an increase in the annual cash retainer or an increase in the stock ownership requirement, the non-employee directors will have five years from the effective date of the increase to acquire any additional shares needed to meet the stock ownership guidelines. As of December 31, 2019, each of our non-employee directors were in compliance with the ownership guidelines, as shown in the table below:

	Stock Ownership Value Required at 5x Annual Cash Retainer	Stock Ownership Value at December 31, 2019(1)
Anthony J. Best	$650,000	$770,809
G. Stephen Finley	$275,000	$1,320,606
Roderick A. Larson	$275,000	$742,061
John C. Mingé	$275,000	$223,764	(2)
Rose M. Robeson	$275,000	$215,613	(3)

(1)
Stock ownership value is calculated based on the number of shares of our common stock owned by the director or members of such director’s immediate family residing in the same household and time-based restricted stock held by the director, multiplied by the closing price of our common stock on December 31, 2019, as reported by the NYSE, which was $6.27 per share.

(2)	Mr. Mingé was appointed to the Board effective as of December 1, 2017 and will have until December 2022 to meet the stock ownership requirements.

(3)	Ms. Robeson was appointed to the Board effective as of January 1, 2018 and will have until January 2023 to meet the stock ownership requirements.

RELATED PERSON TRANSACTIONS
The Board of Directors has adopted a Policy Regarding Covered Transactions with Related Persons (“Related Person Policy”) that requires the approval or ratification by the Audit Committee of any Covered Transaction (as defined in the Related Person Policy). A Covered Transaction includes, but is not limited to, any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, including indebtedness and guarantees of indebtedness, in which (a) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (b) we are a participant and (c) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). The policy provides that any director, director nominee or executive officer must provide to the Chief Administrative Officer and Chair of the Audit Committee prior notification of all proposed terms of any Covered Transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the Covered Transaction, including if the terms and conditions of the transaction are generally available to third parties under similar terms or conditions, take into account the level of interest or relationship to the related person and the impact on a director’s independence, and either

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approve or disapprove the Covered Transaction. If the Audit Committee (or the Chairman of the Audit Committee pursuant to such Chairman’s delegated authority) is unable to provide advance approval of a Covered Transaction, the transaction will be considered at the next regularly scheduled meeting of the Audit Committee. At the next meeting, the Audit Committee will evaluate all options, including, but not limited to, ratification, amendment or termination of the Covered Transaction. No director may participate in approval of a Covered Transaction for which such director is a related person.

CODE OF ETHICS
The Board of Directors also has adopted a Code of Ethics for Senior Officers and Directors that applies to all of our directors, our principal executive officer, principal financial officer, principal accounting officer or controller, and other senior officers. The Code of Ethics for Senior Officers and Directors contains policies and procedures applicable to our directors and, as to our senior officers, supplements our Code of Business Ethics and Conduct, which is applicable to all of our employees (together with the Code of Ethics for Senior Officers and Directors, the “Codes”). The purposes of the Codes, among other matters, are to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Codes promote full, fair, accurate, timely and understandable disclosure in reports and other documents that we file with, or submit to, the SEC and in other public communications. The Codes also require compliance with applicable governmental laws, rules and regulations, including, without limitation, insider trading laws. The Codes further require the prompt internal reporting of violations of the Codes to an appropriate person or persons and accountability for adherence to the Codes.
Any amendments to, or waivers of, the Codes with respect to our principal executive officer, principal financial officer or principal accounting officer or controller, or persons performing similar functions, will be disclosed on our website within four business days following the date of the amendment or waiver.
Copies of our Code of Ethics for Senior Officers and Directors and our Code of Business Ethics and Conduct are available on our website at www.newpark.com/code-of-ethics-for-senior-officers/ and www.newpark.com/code-business-ethics/, respectively, and are also available in print upon request from our Corporate Secretary.

Hedging Policy
Under the Company’s Code of Business Ethics and Conduct and insider trading policy, all directors, executive officers and employees are prohibited from engaging in speculative transactions in our Company’s securities, including short-term trading, short sales, transactions in derivative securities (including puts and calls), hedging transactions and purchasing Newpark securities on margin.

BOARD COMMITTEES
The Board of Directors has established three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Chairman of the Board attends all committee meetings, but does not cast a vote therein. Each committee operates under a written charter approved by the Board of Directors. Copies of these charters, which set forth the specific responsibilities of the committees, as well as copies of our Corporate Governance Guidelines, our Code of Business Ethics and Conduct, our Code of Ethics for Senior Officers and Directors and our charter of the Chairman of the Board, are available on our website at www.newpark.com/corporate-governance/. Stockholders also may obtain printed copies of these items, without charge, by contacting us at the following address:
Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
Attn: Corporate Secretary

Audit Committee
As of March 26, 2020, the members of the Audit Committee were G. Stephen Finley (Chairman), Roderick A. Larson, John C. Mingé, and Rose M. Robeson. The Board of Directors has determined that each member of the Audit Committee is independent and “financially literate” under applicable SEC rules and NYSE listing rules and is an “independent director” under applicable NYSE listing rules. The Board of Directors also has determined that Mr. Finley and Ms. Robeson each qualify as an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met eight times during 2019 and did not take any action by unanimous written consent.

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The Audit Committee is responsible for the selection, evaluation, compensation and, when necessary, replacement of the independent registered public accounting firm. The Audit Committee also has responsibility for providing independent review and oversight of the integrity of our financial statements, the financial reporting process, our systems of internal accounting and financial controls, the performance of our internal audit function and the independent auditors, the independent auditors’ qualifications and independence and our compliance with ethics policies and legal and regulatory requirements and preparing the Audit Committee Report and disclosure required by the Audit Committee for inclusion in this Proxy Statement. The independent auditors report directly to the Audit Committee.
The specific responsibilities of the Audit Committee are set forth in the committee’s charter, a copy of which is available on our website at www.newpark.com/audit-committee/ and is also available in print upon request from our Corporate Secretary.

Compensation Committee
As of March 26, 2020, the members of the Compensation Committee were John C. Mingé (Chairman), G. Stephen Finley, Roderick A. Larson, and Rose M. Robeson. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under applicable NYSE listing rules, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as defined under regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee met eight times during 2019 and took action by unanimous written consent once.
The Compensation Committee has responsibility for establishing, evaluating and administering our compensation arrangements, plans, policies and programs for our Board of Directors, CEO and other executive officers, and for administering our equity incentive plans. The Compensation Committee also has responsibility for making recommendations to the Board of Directors with respect to the adoption, approval and amendment of the cash-based incentive plans for executives and senior managers and all equity-based incentive compensation plans.
The Compensation Committee has the authority to retain compensation consultants to assist in evaluating the compensation paid to our Board of Directors, CEO and other executive officers. As noted in the “Compensation Discussion and Analysis” section of this Proxy Statement, for the 2019 fiscal year, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide the Compensation Committee with advice and recommendations on the amount and form of executive and director compensation. Pearl Meyer did not advise management or provide any non-executive consulting services to the Company other than its work on behalf of the Compensation Committee, and it maintained no other economic relationship with the Company.
The specific responsibilities of the Compensation Committee are set forth in the committee’s charter, a copy of which is available on our website at www.newpark.com/compensation-committee/ and is also available in print upon request from our Corporate Secretary.

Nominating and Corporate Governance Committee
As of March 26, 2020, the members of the Nominating and Corporate Governance Committee were Roderick A. Larson (Chairman), G. Stephen Finley, John C. Mingé, and Rose M. Robeson. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is an “independent director” under applicable NYSE listing rules. The Nominating and Corporate Governance Committee met four times during 2019 and did not take any action by unanimous written consent.
The Nominating and Corporate Governance Committee assists and advises the Board of Directors with respect to the size, composition and functions of the Board of Directors, identifies potential candidates for the Board of Directors and recommends to the Board of Directors a slate of qualified nominees for election as directors at each annual meeting of stockholders, oversees the annual evaluation of the Board of Directors as a whole and the committees of the Board of Directors, and develops and advises the Board of Directors with respect to corporate governance principles, policies and practices.
The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in the committee’s charter, a copy of which is available on our website at www.newpark.com/nominating-and-governance-committee/ and is also available in print upon request from our Corporate Secretary.

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EXECUTIVE OFFICERS
 As of March 26, 2020, our executive officers, their ages, positions with us and biographical information were as follows:

Paul L. Howes	Age 64
President and Chief Executive Officer
A description of the business experience of Mr. Howes during the past five years can be found in the “Election of Directors” section of this Proxy Statement under the heading “Nominees and Voting.”

Gregg S. Piontek	Age 49
Senior Vice President and Chief Financial Officer
Mr. Piontek has served as our Senior Vice President and Chief Financial Officer since February 2018. He joined us in April 2007 as our Vice President, Controller and Chief Accounting Officer and was appointed as our Chief Financial Officer in October 2011. Before joining us, Mr. Piontek served in various financial roles for Stewart & Stevenson Services, Inc. and Stewart & Stevenson, LLC from June 2001 through March 2007, including Divisional Controller, Assistant Corporate Controller, and as Vice President and Chief Accounting Officer. Prior to that, Mr. Piontek served in various financial roles at General Electric, CNH Global N.V. and Deloitte & Touche LLP. Mr. Piontek is a Certified Public Accountant.

E. Chipman Earle	Age 47
Vice President, General Counsel, Chief Administrative Officer, Chief Compliance Officer and Corporate Secretary
Mr. Earle has served as our Vice President, General Counsel, Chief Administrative Officer, Chief Compliance Officer and Corporate Secretary since September 2018. He joined us in August 2018 as our Vice President and Special Advisor. From July 2012 through July 2017, Mr. Earle served as Senior Vice President, General Counsel and Corporate Secretary of Bristow Group Inc., a provider of industrial aviation services to the offshore energy industry in Europe, Africa, the Americas and Asia Pacific.  From March 2006 until February 2012, Mr. Earle held several positions in the legal department of Transocean Ltd., including as Assistant Vice President, Global Legal.

Matthew S. Lanigan	Age 49
Vice President and President of Mats & Integrated Services
Mr. Lanigan has served as our Vice President and President of Mats & Integrated Services since April 2016. From April 2014 to June 2015, Mr Lanigan served as a Managing Director of Custom Fleet Services in Australia for GE Capital Corporation, a financial services unit of General Electric. From September 2010 to March 2014, he served as Commercial Excellence Leader in the Asia Pacific for GE Capital. Previous to September 2010, Mr. Lanigan held various executive positions in marketing and sales for GE Capital Corporation.

David A. Paterson	Age 48
Vice President and President of Fluids Systems
Mr. Paterson has served as our Vice President and President of Fluids Systems since October 2019. He joined us in July 2019 as Division President - Fluids Systems. From October 2018 to July 2019, Mr. Paterson served as President - Pressure Pumping of Weir Oil and Gas. From December 1995 to October 2018, he served in varying roles for Schlumberger including President - Artificial Lift, President - Geoservices and Vice President - Drilling Group Asia. During this time until 2009, he worked in the M-I SWACO Joint Venture and held numerous assignments of progressing responsibility.

Douglas L. White	Age 51
Vice President, Chief Accounting Officer and Treasurer
Mr. White has served as our Vice President, Chief Accounting Officer and Treasurer since November 2019. He joined us in April 2014 as our Corporate Controller and was appointed as our Chief Accounting Officer in May 2014. From February 2008 until January 2014, Mr. White served as Director of Financial Reporting for Cooper Industries where he was responsible for corporate accounting and external reporting. From July 2004 until February 2008, he served as Vice President and Corporate Controller of MMI Products, Inc. Prior to that, Mr. White held various audit positions with Ernst & Young LLP. Mr. White is a Certified Public Accountant.

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OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners
The following table sets forth information, as of the date indicated in the applicable Schedule 13G with respect to each stockholder identified as beneficially owning greater than 5% of our common stock, the number of outstanding shares of our common stock and the percentage beneficially owned. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by that person. Percentage ownership is based on 89,897,646 shares of our common stock outstanding as of March 26, 2020.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	14,156,515	15.7%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	9,584,043	10.7%
Dimensional Fund Advisors LP(3) Building One, 6300 Bee Cave Road Austin, Texas 78746	7,490,495	8.3%
Victory Capital Management Inc.(4) 4900 Tiedeman Rd, 4th Floor Brooklyn, Ohio 44144	4,658,631	5.2%

(1)
Based solely on Amendment No. 11 to Schedule 13G filed with the SEC on February 4, 2020 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 13,904,914 shares and sole dispositive power with respect to 14,156,515 shares. According to the Schedule 13G/A, all shares are beneficially owned by BlackRock, Inc., a parent holding company, and on behalf of its wholly owned subsidiaries: (i) BlackRock (Netherlands) B.V.; (ii) BlackRock Advisors, LLC; (iii) BlackRock Asset Management Canada Limited; (iv) BlackRock Asset Management Ireland Limited; (v) BlackRock Asset Management Schweiz AG; (vi) BlackRock Financial Management, Inc.; (vii) BlackRock Fund Advisors; (viii) BlackRock Institutional Trust Company, National Association; (ix) BlackRock Investment Management (Australia) Limited; (x) BlackRock Investment Management (UK) Limited; and (xi) BlackRock Investment Management, LLC. BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G/A.

(2)
Based solely on Amendment No. 8 to Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group. According to the Schedule 13G/A, The Vanguard Group has sole voting power with respect to 85,950 shares, shared voting power with respect to 20,441 shares, sole dispositive power with respect to 9,489,299 shares, and shared dispositive power with respect to 94,744 shares. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 74,303 shares or 0.08% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 32,088 shares or 0.03% of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(3)
Based solely on Amendment No. 11 to Schedule 13G filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP. According to the Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power over 7,129,308 shares and sole dispositive power over 7,490,495 shares. According to the Schedule 13G/A, Dimensional Fund Advisors LP is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities of the Company reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of the securities.

(4)
Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on January 30, 2020 by Victory Capital Management Inc. According to the Schedule 13G, Victory Capital Management Inc. has sole voting power with respect to 4,658,631 shares and sole dispositive power with respect to 4,436,916 shares.

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Ownership of Directors and Executive Officers
The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of April 2, 2020, by (i) each current director and each nominee for director, (ii) each named executive officer identified in the Summary Compensation Table in this Proxy Statement, and (iii) all current directors and executive officers as a group. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by that person, except to the extent that authority is shared by spouses under applicable law. None of the shares reported below are pledged as security.

	Shares of Common Stock Beneficially Owned
Name	Number		Percent (1)
Paul L. Howes	2,045,781	(2)	2.3%
Gregg S. Piontek	645,697	(3)	*
Matthew S. Lanigan	216,290	(4)	*
G. Stephen Finley	210,623		*
Anthony J. Best	122,936		*
Roderick A. Larson	118,351		*
E. Chipman Earle	71,347	(5)	*
John C. Mingé	35,688		*
Rose M. Robeson	34,388		*
All current directors and executive officers as a group (11 persons)	3,600,589	(6)	3.9%
*Indicates ownership of less than 1%.

(1)
The percentage ownership is based on 89,897,646 shares of our common stock outstanding as of April 2, 2020. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group of persons has the right to acquire within 60 days of April 2, 2020 (or June 2, 2020).

(2)	Includes (i) 1,002,346 shares issuable upon exercise of options and (ii) 163,081 shares subject to restricted stock units that will vest on June 1, 2020.

(3)	Includes (i) 279,653 shares issuable upon the exercise of options and (ii) 102,552 shares subject to restricted stock units that will vest on June 1, 2020.

(4)
Includes (i) 69,896 shares issuable upon the exercise of options, (ii) 25,000 shares subject to restricted stock awards that will vest on April 22, 2020 and (iii) 62,337 shares subject to restricted stock units that will vest on June 1, 2020.

(5)
Includes (i) 50,000 shares subject to restricted stock awards that will vest on August 15, 2020 with regard to half of the shares and August 15, 2022 with regard to the remaining shares and (ii) 21,347 shares subject to restricted stock units that will vest on June 1, 2020.

(6)
Includes (i) 1,388,036 shares issuable upon the exercise of options; (ii) as of June 2, 2020, 50,000 shares which remain subject to restricted stock awards; and (iii) 363,084 shares subject to restricted stock units that will vest on June 1, 2020.

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COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the 2019 compensation provided to our named executive officers (“NEOs”) listed in the table below and other members of senior management, including the principles and processes used in determining their compensation.

Named Executive Officer	Position Title
Paul L. Howes	President and Chief Executive Officer
Gregg S. Piontek	Senior Vice President and Chief Financial Officer
Matthew S. Lanigan	Vice President and President of Mats & Integrated Services
David A. Paterson	Vice President and President of Fluids Systems
E. Chipman Earle	Vice President, General Counsel, Chief Administrative Officer, Chief Compliance Officer and Corporate Secretary

EXECUTIVE SUMMARY
We are a worldwide provider of value-added fluids and chemistry solutions in the oilfield, and engineered worksite and access solutions used in various commercial markets. In our annual enterprise risk management survey, our Board of Directors and senior management identified staff bench strength as one of the top enterprise risks facing the Company. Our long-term sustainability depends on our ability to attract, motivate and retain the highly talented individuals that we need in order to implement our business strategy and to improve our long-term profitability and stockholder value. The key objectives of our executive compensation program include the following:

•	Competitiveness: providing compensation programs and pay opportunities that are competitive with market practice;

•	Pay-for-performance: tying a majority of pay opportunities to achievement of short-term and long-term performance criteria;

•	Stockholder alignment: structuring pay programs to closely align executive rewards with stockholder interests; and

•	Compensation governance and risk assessment: consistently reviewing (and addressing, as appropriate) potential areas for compensation-related risk and provide for appropriate mechanisms and controls.

Competitiveness
The Compensation Committee believes that the total compensation of our NEOs should be competitive in order to enhance our ability to attract and retain the right caliber of executives. We use a combination of peer group and broader industry data in order to assess the competitiveness of our compensation programs. NEO compensation is generally targeted at the market median, with opportunities to earn above or below the market median in light of Company and individual performance. However, target levels of individual pay are not based on a strict adherence to the market median but may vary from median levels based on a variety of considerations, including internal equity, individual experience, time in the position and availability of comparable market data.
The competition for talent is not limited to our direct peers or competitors, but spans the entire upstream and midstream oil and gas marketplace as well as other industries and includes companies both smaller and significantly larger than us. Attracting and retaining high-performing individuals is critical to our success. In our cyclical industry, we need to be creative in our approach to salaries, incentive targets and retention tools, which sometimes means compensating our executives at a level in excess of the market median.
The Compensation Committee continues to monitor the competitiveness of our programs and to make adjustments to individual pay levels as appropriate in order to provide total direct compensation opportunities at our targeted level of the market.

Pay-for-Performance
Consistent with the feedback that we received from our stockholders through our continuous engagement efforts, our Compensation Committee places a significant portion of each NEO’s compensation at risk through the use of variable compensation, the majority of which is performance-based. Variable pay includes performance-based cash incentives for achievement of specified performance objectives on an annual basis, long-term performance-based incentives based on relative stockholder returns, and incentive compensation where value depends upon our stock price.

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Stockholder Alignment
We believe that the interests of our stockholders and executives should be aligned and achieve this by ensuring that a portion of our executives’ compensation is directly determined by:

•	EBITDA, RONCE and other relevant financial metrics through annual incentive opportunities; and

•	Appreciation in our stock price through long-term equity incentive awards.
With realizable value tied to increased stockholder value, long-term equity incentives provide our executives with an opportunity to share in the value they create, which is consistent with our pay-for-performance philosophy.
In support of our goal of stockholder alignment, the executive compensation program also includes stock ownership guidelines for executives and directors. Further detail on the stock ownership guidelines for our non-executive directors is contained in the “Corporate Governance” section of this Proxy Statement under the heading “Stock Ownership Guidelines.” The current required levels of stock ownership are shown below:

Executive & Director Stock Ownership Guidelines
Title	Ownership Requirement
Chief Executive Officer	5x salary
Chief Financial Officer, General Counsel and Division Presidents	3x salary
Other Designated Officers/Executives	1x salary
Non-employee Directors	5x retainer
Unvested time-based restricted shares or units are counted toward the satisfaction of these requirements. However, unexercised stock options and unearned performance-based restricted stock units do not count toward satisfaction of these guidelines. Our non-employee directors and executive officers were in compliance with these ownership guidelines or within their applicable grace period as of December 31, 2019.

Compensation Governance and Risk Assessment
A risk assessment of the executive compensation program is undertaken as part of the annual procedures for the Compensation Committee. That process includes the Compensation Committee working with Pearl Meyer, its independent compensation consultant, to assess:

•	Each aspect of the various components of direct compensation (salary, annual cash incentives and long-term incentives); and

•	Metrics used for any performance-based plans.
The risks are assessed for each component and metric, along with consideration being given to alternative compensation approaches. To the extent that risks are identified, the Compensation Committee also considers whether the risks have or can be mitigated through various features of the compensation plans. Further discussion of the risk assessment is contained in the “Executive Compensation” section in this Proxy Statement under the heading “Risk Assessment of Compensation Programs.” Our senior management regularly discusses with our stockholders as part of our ongoing engagement efforts our executive compensation incentive structure and resulting levels of risk associated with our executive compensation program to seek alignment with our stockholders.
Furthermore and as a result of these discussions, in April 2020, upon the recommendation of our Compensation Committee, our Board approved a robust clawback policy, which authorizes the Compensation Committee to recoup certain excess cash incentive payments and performance-based cash and equity awards granted to current and former executive officers in the event of an accounting restatement. The policy also permits the Compensation Committee to recoup such compensation from any other award recipient whose fraud or misconduct gave rise or contributed to the restatement.

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Elements of our Executive Compensation Program
The table below summarizes the principal elements of our executive compensation program, which we believe further our key objectives. A more detailed description of each element of our executive compensation program can be found in the section “Our Direct Compensation Elements.”

Elements of Our Executive Compensation Program
	Element	Purpose			Description
		Attract/Retain	Pay-for-performance	Stockholder Alignment
FIXED	Base Salary	✓			Annual Merit Review Adjustments, if any, consider each individual’s experience, performance and contributions over time. Provides a competitive salary relative to our peer groups.
VARIABLE	Annual Cash Incentive	✓	✓	✓	Annual Performance Awards are based on achieving corporate and business unit financial, safety and strategic goals on an annual basis.
	Long-Term Incentives	✓	✓	✓
Multi-Year Performance
Long-term incentive awards with multi-year vesting periods.
Realized value contingent upon long-term growth in stockholder value, particularly in the case of equity awards.
Performance-based cash awards provide the opportunity to earn from zero to 200% of target at the end of the three-year performance period; value tied directly to stock performance without diluting stockholders.

OUR COMPENSATION PROCESS
Our Compensation Committee establishes the overall executive compensation philosophy and reviews and approves our executive compensation program. The Compensation Committee of the Board of Directors currently consists of four independent non-employee directors: John C. Mingé (Chairman), G. Stephen Finley, Roderick A. Larson, and Rose M. Robeson. The non-executive Chairman of the Board, Anthony J. Best, attends the meetings of our Compensation Committee but does not vote (except in connection with compensation decisions related to our CEO).
The Compensation Committee operates under a written charter adopted by the Board of Directors on June 11, 2003, and last revised on November 20, 2019. The Compensation Committee charter is available on our website at www.newpark.com/compensation-committee/ and is also available in print upon request from our Corporate Secretary. In addition to the more specific responsibilities set forth in its charter, the Compensation Committee:

•	Annually reviews and approves the corporate goals and objectives relevant to the compensation of our executive officers, including our CEO;

•	Annually reviews and recommends to the Board the compensation of non-employee directors for service on the Board;

•	Administers our long-term incentive plans; and

•	Undertakes a risk assessment of our executive compensation program.
The Compensation Committee reviews the Compensation Committee charter annually to determine if there are any additional compensation or benefits issues it may need to address and to verify that the Compensation Committee has met all its assigned responsibilities for the year. The Compensation Committee also undertakes a “self-evaluation” of its performance on an annual basis. This self-evaluation allows the committee members to assess areas for improvement in the compensation program and processes. The Compensation Committee establishes a calendar annually for specific compensation actions to address throughout the year.

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Role of an Independent Advisor
Our Compensation Committee has the authority to retain legal counsel and other experts, including independent compensation consultants. The Compensation Committee meets regularly without management present and with its independent compensation consultant to review executive compensation matters, including market and survey data as well as peer group information.
Since 2012, the Compensation Committee has retained the services of Pearl Meyer to act solely as its independent compensation consultant. The services provided by its outside advisors are regularly reviewed and we believe that Pearl Meyer is independent and has no conflict of interest in providing executive compensation consulting services. In affirming the independence of Pearl Meyer, the Compensation Committee considered all applicable SEC and NYSE factors.
The Compensation Committee continues to monitor the independence of its compensation consultant on an annual basis.

Role of Executive Officers
While the Compensation Committee determines our overall executive compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to its compensation consultant and our CEO to make recommendations with respect to specific executive compensation decisions.
The CEO’s role in establishing executive compensation includes making recommendations to the Compensation Committee on performance evaluation, base salary, and both equity and non-equity incentive compensation for executive officers and senior management (other than the CEO). The CEO, CFO, and General Counsel/Chief Administrative Officer, as invited guests, also participate in Compensation Committee meetings, from time to time, to provide information regarding our strategic objectives, financial performance, and recommendations regarding compensation plans. Management or the Compensation Committee’s compensation consultant may be asked to prepare information for any Compensation Committee meeting. Depending on the agenda for a particular meeting, these materials may include:

•	Reports on our strategic objectives;

•	Reports on achievement of individual and corporate performance objectives, including financial and safety goals;

•	Information regarding compensation programs and compensation levels for executive officers, non-employee directors and other employees at peer companies;

•
Information on the total compensation of the NEOs, including base salary, cash incentives, equity awards, perquisites and other compensation, and any amounts payable upon voluntary or involuntary termination, early or normal retirement, or following a severance with or without cause and with or without a change in control; and

•	Information regarding all non-equity and equity incentive, health, welfare and retirement plans.

Benchmarking to Market and Peers
Our Compensation Committee believes that pay practices at other companies provide useful information in establishing compensation levels and recognizes that our compensation practices must be competitive in the marketplace in order to attract, retain and motivate key executive personnel. Benchmarking and aligning base salaries is critical to a competitive compensation scheme because other elements of compensation are affected by changes in base salary.
Accordingly, the Compensation Committee compares compensation levels in our executive compensation program to compensation levels at companies in an industry peer group. For 2019, Pearl Meyer analyzed the executive compensation data in proxy statements of a peer group consisting of publicly-traded oilfield services and equipment companies comparable in size to us in annual revenues, market capitalization, enterprise value, and corporate assets. Our Compensation Committee reviews the peer group periodically, typically at the end of each calendar year, so that the composition of the peer group continues to include companies whose size and business models are comparable to ours and who are more likely to compete with us for executive talent.

COMPENSATION DISCUSSION AND ANALYSIS	2020 Proxy Statement | 16

Peer Group
The following companies were included in the peer group for 2019:

		Financial Size
Ticker	Company Name	2018 Fiscal Year Revenues ($MM)	2019 Fiscal Year Revenues ($MM)	December 2019 Market Cap ($MM)
AROC	Archrock, Inc.	$904	$966	$1,525
BAS	Basic Energy Services, Inc.	$654	$567	$6
CJ	C&J Energy Services, Inc.	$2,222	N/A	N/A
CRR	CARBO Ceramics Inc.	$211	$184	$7
CLB	Core Laboratories NV	$701	$668	$1,672
DRQ	Dril-Quip, Inc.	$385	$415	$1,697
FTK	Flotek Industries, Inc.	$178	$119	$113
FET	Forum Energy Technologies, Inc.	$1,064	$957	$185
HLX	Helix Energy Solutions Group, Inc.	$740	$752	$1,433
KEG	Key Energy Services, Inc.	$522	$414	$2
MTRX	Matrix Service Company	$1,092	$1,417	$622
OIS	Oil States International, Inc.	$1,088	$1,017	$987
PES	Pioneer Energy Services Corp.	$590	$576	$3
RES	RPC, Inc.	$1,721	$1,222	$1,111
SPN	Superior Energy Services, Inc.	$1,478	$1,425	$74
TTI	TETRA Technologies, Inc.	$999	$1,038	$246
SLCA	U.S. Silica Holdings, Inc.	$1,577	$1,475	$452

	75th Percentile	$1,091	$1,176	$1,080
	MEDIAN	$869	$854	$349
	25th Percentile	$539	$455	$83

NR	Newpark Resources, Inc.	$947	$820	$563
	Percentile ranking	52%ile	49%ile	58%ile
Pearl Meyer has advised that our selected peer group continues to provide a reasonable reflection of our competitive market for executive compensation benchmarking. As noted above, our Compensation Committee reviews the composition of this group each year to ensure that it remains appropriate for these purposes. For fiscal year 2019, the Compensation Committee determined to update the peer group to add Archrock, Inc. and remove Parker Drilling Company.
Pearl Meyer assisted our Compensation Committee in developing our peer group and reviewing the compensation paid to executive officers within the peer group. Pearl Meyer also provided our Compensation Committee with information regarding compensation programs and compensation levels at the 25th, 50th and 75th percentiles for positions similar to those of our executives. The information with regard to compensation programs and levels are derived from the proxy filings of the companies in our peer group and compensation survey data from general industry and the oilfield services industry.

Where possible, survey results are adjusted to reflect our size, based on annual revenue, and industry. The data is then blended on a weighted basis, which for 2019 was 70% weighted toward the peer group and 30% weighted toward the survey data. The peer group and survey data collectively will be referred to as market data throughout this Proxy Statement. Pearl Meyer also provides advice on compensation trends and the structure of incentive compensation.

COMPENSATION DISCUSSION AND ANALYSIS	2020 Proxy Statement | 17

Timing and Process of Compensation Decisions
During the first quarter of each year, many of the key annual compensation decisions are made, but the process of reviewing compensation continues throughout the year. After considering the recommendations of our CEO and other members of management, the market data, surveys and analysis provided by Pearl Meyer and external market conditions in the first quarter of each year, the Compensation Committee generally adheres to the schedule below:

First Quarter	Review performance and salary adjustments for executive officers.
Consider changes to the executive base compensation for the current year.
Review actual performance compared to goals established for cash incentive compensation in the previous year and approve any payments thereunder.
Set strategic and company performance goals for cash incentive compensation for the current year.
Consider preliminary plans for long-term incentive grants for the current year.

Second Quarter	Review performance relative to the targets for our performance-based incentive awards, and approve any awards that may be issued (awards may also be approved and issued in the third quarter).
Consider and approve long-term incentives (performance-based or otherwise).
Establish corporate performance objectives, if any, for NEOs under our equity incentive plans (may also be established in the first quarter).
Review and consider results for stockholder advisory vote on Say-on-Pay.
Review and recommend non-employee director compensation to the Board.

Third Quarter	Review and certify results to determine payments for performance-based awards.
Consider and address any compensation related issues that may arise.

Fourth Quarter	Review and approve the total compensation strategy to assure alignment with business strategy.
Review the Compensation Committee’s performance and charter.
Review the compensation totals for each executive as part of the process for assessing executive compensation.
Review the composition of the peer group.
Engage in a risk assessment of our compensation plans, a process which is led by the independent compensation consultant.
On an as-needed basis, the Compensation Committee reviews and revises the compensation plans, including cash incentive, equity incentive, special benefit, and incentive plans and severance plans, and provisions of employment and change-of-control agreements for executives. The Compensation Committee proposes any revisions of the plans to the Board of Directors, which then considers the changes and approves them, subject to stockholder approval, as applicable. In addition, our Compensation Committee reviews employee health, welfare and retirement plans for design, funding and fiduciary responsibilities on a periodic basis.

COMPENSATION DISCUSSION AND ANALYSIS	2020 Proxy Statement | 18

OUR BUSINESS
During 2019, customer activity in the oil and gas exploration and production (“E&P”) industry steadily declined in the U.S., which had a meaningful impact on our business. In response to this, our focus continues to be on the execution of our strategic initiatives, including the diversification of our product and service offering, in an effort to maximize long-term stockholder value. Our five-year trend in both revenues and cash provided by operations is illustrated below:

Consolidated Revenues
Revenues ($ millions)
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$677
$471
$748
$947
$820
2015
2016
2017
2018
2019

We believe our NEOs were instrumental in navigating through the market volatility in 2019 and delivering on our long-term strategy. Below is as summary of our significant accomplishments during 2019:

•
Provided returns to our stockholders that outperformed most of our peers. Our one-year (2019) and three-year (2017-2019) total shareholder return ranked at the top 60th and 84th percentile, respectively, among our peer group.

•
Expanded presence outside oil and gas industry. As part of our diversification strategy, we have expanded our Mats and Integrated Services presence outside of the exploration and production (“E&P”) markets, achieving revenues from non-E&P markets of approximately $110 million in 2019.

•
Successful penetration of deepwater Gulf of Mexico. As part of our product line extension and geographic diversification strategy in Fluids Systems, we expanded our product offering in the deepwater Gulf of Mexico into completion fluids and increased our market share, achieving $37 million of revenues from this market in 2019, a $29 million increase from the prior year.

•
Returned value to shareholders. During 2019, we returned value to our stockholders through the execution of a share repurchase program, under which we purchased nearly 3% of our outstanding shares during the year.

Meanwhile, our long-standing commitment to ESG matters has remained core to the products and services that we provide to the market and the communities in which we work. Our fully recyclable composite matting systems allow customers to reduce their carbon footprint and eliminate deforestation associated with competitor wood mat products, while also enhancing environmental protection on customer worksites. In our Fluids Systems segment, our high-performance water-based systems provide environmentally sensitive alternatives to traditional oil-based drilling fluids.

COMPENSATION DISCUSSION AND ANALYSIS	2020 Proxy Statement | 19

STOCKHOLDER ENGAGEMENT
The Company asks its stockholders to approve annually, on an advisory basis, the compensation of our NEOs as disclosed in the Company’s proxy statement (commonly known as the “Say-on-Pay” advisory vote). While the Say-on-Pay vote is an advisory vote and not binding on the Company, the Compensation Committee strongly values the opinions of the stockholders as expressed in the Say-on-Pay vote and reviews the prior year’s Say-on-Pay voting results when considering any changes to our executive compensation program.
At our 2019 Annual Meeting, the Company’s stockholders voted 96% in favor of our executive compensation practices as disclosed in the Company’s 2019 proxy statement. While we are pleased with these results, we remain committed to engagement with our stockholders on an ongoing basis in order to improve our executive compensation program, regularly engaging in discussions regarding our executive compensation program as well as areas of environmental and social governance.
The following table illustrates some of the feedback we received from our stockholders during those engagements and how we have responded:

What we Heard	How we Responded
Use of more than one financial metric in our annual cash incentive plan is preferred as drivers for stockholder return.
For our 2019 annual cash incentive program, we introduced return on net capital employed (“RONCE”) as an additional performance metric, so that our financial performance metrics are EBITDA and RONCE. For 2020, we have elected to keep both of these financial metrics.

Use of restricted stock units as a long-term incentive versus stock options.	Our long-term incentive pay elements emphasize the use of restricted stock units and no longer include the granting of stock options.
Would like to see the use of equity over cash as an element of long-term compensation, but understand the need to balance dilution during periods of low stock prices.
We prefer the use of equity as our primary component of long-term compensation, to the extent that we have sufficient shares available to support equity grants and such doesn’t result in excessive dilution. For 2020, due to the downturn in our industry and the combined effect of the COVID-19 pandemic, we are exploring varying elements, including a mix of equity and cash within our long-term incentive compensation program. We intend to use cash awards for performance-based incentive compensation as consistent with our historical practice.

Would like to see more disclosure around our environmental, and social and corporate governance practices.
For many years, we have invested in developing more environmentally-friendly products and services, but recognize that we had not taken the opportunity to showcase their positive environmental impact in our disclosures. We continue to update and enhance the disclosure on our website to include more robust and specific disclosure regarding our environmental, social and corporate governance practices, as well as our commitment to being a good neighbor in the communities where we live and work.

Would like to see the adoption of a robust clawback policy applicable to cash and equity compensation.
For 2020, the Compensation Committee recommended and the Board adopted a robust clawback policy that provides the Compensation Committee with the discretion to recoup certain excess cash incentive payments and performance-based cash and equity awards granted to current and former executive officers in the case of a financial restatement. The policy also permits the Compensation Committee to recoup compensation from any other award recipient whose fraud or misconduct gave rise to the restatement.

ALIGNMENT OF PAY AND PERFORMANCE
The Compensation Committee typically sets 60% to 90% of the NEOs’ target compensation as contingent, performance-based pay (both short-term and long-term performance). Although stockholders have expressed a preference that we use equity for long-term incentive grants, in order to conserve shares under our Amended and Restated 2015 Employee Equity Incentive Plan (the “2015 Plan), we introduced a long-term cash element to our executive compensation program in 2017. In 2019, we granted 40% of our NEO total long-term incentive compensation in the form of performance-based cash awards and 60% in the form of restricted stock units. For our 2020 long-term incentive program, we are sensitive to the dilutive effects of granting full value equity awards in a low stock price environment, therefore, our Compensation Committee is reviewing various cash-settled alternatives in order to minimize dilution to our stockholders while trying to retain our NEOs and other central business leaders who participate in our long-term incentive compensation program.

COMPENSATION DISCUSSION AND ANALYSIS	2020 Proxy Statement | 20

Our Compensation Committee targets market median level compensation and requires that outstanding individual and corporate performance be demonstrated for an executive’s actual compensation to significantly exceed the targeted median compensation levels.

TARGET TOTAL DIRECT COMPENSATION - 2019
CEO	Other NEOs (Total)

Salary
18%
Annual
Incentive
18%
Restricted
Stock Units
38%
Long-Term
Perf. Cash
26%

Variable/At Risk 82%

CEO Realizable Pay: Aligned With Performance Against Peers
In order to demonstrate the alignment of CEO pay relative to peers, we compared (i) CEO realizable total direct compensation as a percent of target for three-year periods ended December 31, 2017, 2018 and 2019 to (ii) our performance relative to our peer group over the same periods.

	Target Total Direct Compensation (3 year cumulative)	Realizable Total Direct Compensation
Base Salary	Actual salary paid in each year	Actual salary paid in each year
Annual Incentive	Target annual incentive opportunity	Actual cash incentive earned for each year
Stock Options	Grant date value of target annual award	In-the-money value of options granted during period – at 12/31/2019 (none granted after 2016)
Restricted Stock Units	Grant date value of target annual award	Value of all shares granted during period – at 12/31/2019
Performance Units	Grant date value of target annual award	Value of shares granted during period based on a probable payout – at 12/31/2019
Time-Based Cash	Grant date value of target annual award	Value of the award granted during period – at 12/31/2019
Performance-Based Cash	Grant date value of target annual award	Value of the award based on probable payout at 12/31/2019
As shown in the chart below, CEO realizable pay for each of the applicable three-year periods reflects the successful navigation of our Company through volatile periods in our industry. While we performed relatively well against our peer group, absolute total stockholder return (“TSR”) declines over the period for the Company and the peer group as a whole contributed to Mr. Howes’ placement at the lower edge of the fairway. While the chart below reflects a degree of historical alignment between realizable pay for our CEO and the stockholder value represented by our relative TSR performance versus the peer group, there was some misalignment during the three-year period from January 1, 2016 to December 31, 2018 when our relative TSR ranked first among our peer group and our CEO’s realizable pay over the same period was only slightly above target.

COMPENSATION DISCUSSION AND ANALYSIS	2020 Proxy Statement | 21

200%
100%
0%
Pay Above Target
Performance Below Median
Pay Above Target
Performance Above Median
2015-2017
2016-2018
2017-2019
Pay Below Target
Performance Below Median
Pay Below Target
Performance Above Median
0%ile
50%ile
100%ile
CEO Realizable Pay as a Percent of Target
Newpark TSR (3 year) Performance vs. Peers

CEO Realizable Pay: Aligned with Annual Performance
The graph below demonstrates the relationship between CEO “net realizable pay” and the Company’s annual absolute TSR performance since 2014. Annual net realizable pay is the sum of:

Annual Cash
Salary	+	Annual Cash Incentive Earned

Long-term Incentive Cash
Time-based cash awards granted	+	Performance-based cash awards valued at probable payout

Net Realizable Equity Value
Realized equity value(1)	+	Change in Value of Unrealized Equity(2)	+	Long-term Performance Unit Plan Payout for the performance period ending each year
(1) Value realized upon exercise of options + Value realized upon vesting of restricted stock units
(2) Change in year-end “in the money” value of exercisable options + Change in year-end value of unvested restricted shares

COMPENSATION DISCUSSION AND ANALYSIS	2020 Proxy Statement | 22

As shown in the graph above, the changes in CEO net realizable pay opportunities by year have been well aligned with the annual returns experienced by our stockholders, in large part because of the significant portion of CEO pay that is variable and dependent on stock price performance.

OUR DIRECT COMPENSATION ELEMENTS
On an ongoing basis, our Compensation Committee:

•	Monitors the performance of our Company, and our members of senior management, as well as the performance of our shares of common stock on a relative basis to our peer group;

•	Sets performance goals for executive management that further our long-term strategy and are in the best interests of the Company and our stockholders;

•	Determines financial incentives appropriate for the achievement of short-term financial, safety and strategic goals; and

•	Designs and modifies our executive compensation program to reflect best practices and changes in market conditions and to continually align with the changing interests of our stockholders.
Our Compensation Committee, guided by company-specific feedback from our stockholders and general market feedback from Pearl Meyer, designs our executive compensation program in accordance with our philosophy of competitiveness, pay-for-performance and stockholder alignment while considering governance and risk issues. As shown in the section “Alignment of Pay and Performance,” the majority of compensation for our NEOs, including our CEO, is variable or “at-risk” pay. Our performance-based awards are both short-term incentives based on annual financial, safety and strategic metrics and long-term incentives based on a three-year relative TSR performance period. During 2019, in response to stockholder feedback and consistent with our compensation philosophy of pay-for-performance, the Compensation Committee awarded 60% of our NEOs’ long-term compensation as equity incentive in the form of time-based restricted stock units. The remaining 40% of our NEOs’ long-term compensation in 2019 was awarded in the form of performance-based cash awards.

COMPENSATION DISCUSSION AND ANALYSIS	2020 Proxy Statement | 23

Base Salary
Our Compensation Committee provides our NEOs with base salaries that are intended to be generally competitive with executive salary levels at our peer group companies. The Compensation Committee considers comparable salary information from the market data that is provided by Pearl Meyer as well as recommendations made by our CEO for our other executive officers. In addition, the Compensation Committee, in determining executive base pay, considers each individual’s performance over time, experience, potential future contribution, role and responsibilities. Consequently, executive officers with higher levels of sustained performance over time and executive officers assuming greater responsibilities are paid correspondingly higher salaries.
The Compensation Committee evaluated the performance of our Company, the CEO (which evaluation was performed by the independent directors on the Compensation Committee, together with the Chairman of the Board) and the recommendations of the CEO regarding the other executive officers in addition to considering the individual factors listed above. The Compensation Committee also considered the conditions of the general economy and the energy services markets in particular. On the basis of its review in February 2019, the Compensation Committee (along with the Chairman of the Board in the case of the CEO) approved increases in the base salaries for Messrs. Howes, Piontek, Lanigan and Earle for 2019 that were effective April 1, 2019. Following a similar review in February 2020 and after consideration of the industry and broader economic volatility and uncertainty in April 2020, the Compensation Committee (along with the Chairman of the Board in the case of the CEO) approved a temporary reduction in the base salaries of the NEOs of 15% that were effective April 1, 2020. The following table sets forth the base salaries of our NEOs for 2019 and for 2020:

NEO	2019 Annualized Salary(1)	2020 Post-Reduction Salary(3)
Paul L. Howes	$828,000	$703,800
Gregg S. Piontek	$438,300	$372,555
Matthew S. Lanigan	$423,500	$359,975
David Paterson(2)	$435,000	$369,750
E. Chipman Earle	$424,400	$360,740

(1)	Effective as of April 1, 2019.

(2)	Mr. Paterson commenced employment with us on July 15, 2019.

(3)	Effective as of April 1, 2020.

Short-Term Incentives
Under our 2010 Annual Cash Incentive Plan, NEOs are eligible to receive annual cash bonuses based on achieving company and business unit financial, safety and strategic goals, consistent with our pay-for-performance philosophy. The specific performance measures are determined annually by our Compensation Committee. We intend for the plan to:

•	Hold executives responsible for delivering results that contribute to growth in stockholder value;

•	Provide a financial incentive to focus on specific financial and safety performance targets;

•	Reward NEOs based on individual and company/business unit performance; and

•	Encourage NEOs to continually improve our performance.
Annual incentives are designed to pay out at approximately market median when objectives are achieved at target and between the market median and the 75th percentiles when objectives are exceeded. Similarly, the annual incentives are designed to earn below the market median (or even $0) when objectives are not achieved.
Note that when comparing the annual incentives each year, the market data available assumes performance at the target level and does not include estimates of what was actually paid for that year’s performance among the peer group. Annual cash incentive awards are linked to

COMPENSATION DISCUSSION AND ANALYSIS	2020 Proxy Statement | 24

the achievement of company-wide and business unit quantitative performance goals designed to place a significant portion (50% - 80%) of total compensation at risk when combined with our long-term incentives.
The annual cash incentive opportunity, expressed as a percentage of base salary, for each participant is based on the potential to affect operations and/or profitability. In 2019, the threshold, target and over-achievement cash incentive opportunities for the NEOs, expressed as a percentage of base salary, remain unchanged from 2018 levels (except for Mr. Paterson given his commencement of employment) and are summarized in the table below

(along with target award opportunities as approved by the Compensation Committee).
Target performance for 2019 was set based on budgeted financial objectives approved by the Board of Directors for the year. The Compensation Committee then established several benchmark levels of performance in the plan to help guide determination of actual awards, and the benchmarks reflected in the table below were applicable to the corporate financial objectives. The performance objectives for Messrs. Lanigan and Paterson included other benchmarks tailored for specific division financial objectives.

2019	Incentive Opportunity as a Percent of Salary
	Threshold	Target	Over-Achievement
Paul L. Howes	30.0%	100%	200%
Gregg S. Piontek	22.5%	75%	150%
E. Chipman Earle	21.0%	70%	140%
Matthew S. Lanigan	21.0%	70%	140%
David A. Paterson	21.0%	70%	140%

The structure of the 2019 Annual Cash Incentive Compensation plan is graphically represented below.

2019 Annual Cash Incentive Performance and Payout
OVER-ACHIEVEMENT
Performance: 130% of target
140% of target (Fluids Systems)
Payout: 200% of target incentive
TARGET
Performance: 100% of target
Payout: 100% of target incentive
THRESHOLD
Performance: 70% of target
60% of target (Fluids Systems)
Payout: 30% of target
SUPER OVER-ACHIEVEMENT
Performance: >130% of target
>140% of target (Fluids Systems)
Payout: >200% of target; capped at 300% of target
Payout above over-achievement is interpolated along the line shown subject to the following limitations:
1. Individual awards are capped at $3 million
2. Amounts above 200% of target are deferred over two years, if greater than $20,000
Payout - % of Target Incentive Earned
300%
275%
250%
225%
200%
175%
150%
125%
100%
75%
50%
25%
0%
25%
50%
75%
100%
125%
150%
175%
Performance - Actual Achievement as a % of Target

COMPENSATION DISCUSSION AND ANALYSIS	2020 Proxy Statement | 25

2019 OVERVIEW
The Compensation Committee looks at the current and prior year’s achievements before setting new performance targets each year. The Compensation Committee intends to set financial performance targets at achievement levels that will challenge the NEOs. In response to stockholder feedback, the Compensation Committee continued to focus on cash generation and return on net capital employed for 2019. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a performance metric for 2019 was intended to focus management on the importance of cash flow to preserve stockholder value and maintain a strong balance sheet. Performance measures and weights applicable to our NEOs in 2019 are presented in the table below:
Non-Equity Incentive Plan Weighting for 2019

	Performance Measure Weighting – Percent of Target Opportunity Contingent Upon Each Performance Measure
Metric	Paul L. Howes(1)	Gregg S. Piontek(1)	Matthew S. Lanigan(2)	E. Chipman Earle(1)	David A. Paterson(2)
Company Financial Performance Objective — EBITDA	60%	60%	15%	60%	15%
Return on Net Capital Employed — RONCE	25%	25%	—	25%	—
Division Income after Capital Charge — IACC	—	—	50%	—	50%
New Technology(3)	—	—	20%	—	20%
Safety	5%	5%	5%	5%	5%
Strategic Goals	10%	10%	10%	10%	10%

(1)	Strategic goals for Messrs. Howes, Piontek, and Earle were in the areas of (i) financial performance, (ii) quality and (iii) safety.

(2)
Strategic goals for Messrs. Lanigan and Paterson were in the areas of (i) safety, (ii) business development, (iii) growth and (iv) financial performance. Mr. Paterson began employment with us on July 15, 2019.

(3)	The New Technology metric for Mr. Lanigan was broken into two categories: 15% weighted towards market growth and 5% towards new product offerings.

2019 RESULTS
Performance measures and weights related to the payment of our annual cash incentive opportunity to our NEOs are presented in the tables below:
Consolidated Performance

Metric	2019 Results	Performance as a % of Target	2019 Award Weighting
Company Financial Performance Objective — EBITDA(1)	$81.4 million	0%	60%
Return on Net Capital Employed — RONCE(2)	3%	0%	25%
Safety	Below threshold	0%	5%
Strategic Goals	Various	98%	10%

Mats and Integrated Services Segment Performance

Metric	2019 Results	Performance as a % of Target	2019 Award Weighting
Company Financial Performance Objective — EBITDA(1)	$81.4 million	0%	15%
Income After Capital Charge — IACC(3)	$18.6 million	47%	50%
New Technology — Market Growth	Below threshold	0%	15%
New Technology — Product Growth	$5.9 million	261%	5%
Safety	Above target	111%	5%
Strategic Goals	Various	111%	10%

COMPENSATION DISCUSSION AND ANALYSIS	2020 Proxy Statement | 26

Fluids Systems

Metric	2019 Results	Performance as a % of Target	2019 Award Weighting
Company Financial Performance Objective — EBITDA(1)	$81.4 million	0%	15%
Income After Capital Charge — IACC(3)	$(34.5) million	0%	50%
New Technology — Market Growth	13.6%	130%	20%
Safety	Below target	0%	5%
Strategic Goals	Various	82%	10%

(1)
EBITDA is calculated from our audited financial statements by taking net income and adding back interest, taxes depreciation and amortization. In accordance with guidance previously adopted by the Compensation Committee, the following adjustments to the Consolidated Performance related to EBITDA were made and approved by the Compensation Committee: (i) excluded goodwill impairment; (ii) excluded costs related to the amendment of our Retirement Policy; (iii) excluded certain severance costs; (iv) excluded facility exit costs; (v) excluded certain merger and acquisition costs; and (vi) excluded certain strategic planning costs.

(2)	RONCE is determined by dividing our tax effected operating income by our net capital employed.

(3)	The capital charge is calculated by multiplying the net capital employed at the business unit by the estimated cost of capital for the Company, set by the Compensation Committee at 12% for 2019.

2019 PAYOUTS
Based on the above results of our short-term incentive program, the NEOs each received the amounts listed in the table below:

	Actual Payout (as a % of target)	Actual Payout
Paul L. Howes	10%	$80,048
Gregg S. Piontek	10%	$31,780
Matthew S. Lanigan	53%	$154,422
David A. Paterson	34%	$104,446
E. Chipman Earle	10%	$28,720
Spot Bonuses. In addition to the annual cash incentive plan, the Compensation Committee periodically awards spot bonuses to our executive officers, including our NEOs, to reward exceptional efforts or achievements in their respective positions or compensate the executive for successfully taking on additional responsibilities. In 2019, Messrs. Piontek and Earle each received a $50,000 bonus in recognition of their efforts toward implementing our new strategic initiatives and assumption of additional responsibilities for the year.

Long-Term Incentives
The Compensation Committee believes that long-term incentive awards are a primary method of retention, especially in a challenging business environment. Long-term incentives align the interests of our stockholders with those of our NEOs. For 2019, after feedback received from our stockholders, the Compensation Committee chose to increase the performance-based allocation of the target long-term incentive awards from 25% in 2018 to 40% in 2019 with the remaining allocation at 60% in the form of time-based restricted stock units. The performance-based cash awards are earned based on the Company’s relative TSR within a specified peer group over a three-year performance period.
The Compensation Committee considered the following in designing the long-term incentive award program for 2019:

•
A review of our compensation structure showed that the percentage of total target compensation relating to long-term incentives was slightly below the compensation programs of the companies in our peer group; and

•	A desire to provide long-term incentives that incentivize performance, retain employees and align the interests of management with those of stockholders while balancing cash and equity reserves.
Individual equity incentives as a multiple of base salary are generally targeted at the median of the equity incentives reflected in the market data. The individual total direct compensation (target total cash, plus all long-term incentive awards) for each of our current NEOs for 2019 were within the market median range for the compensation reflected in the combined market data for all named executives and the peer group.
In determining award levels for each NEO, including the CEO, the Compensation Committee periodically reviews competitive market data for each NEO’s position as well as each NEO’s past performance, ability to contribute to our future success and growth and time in the current position. The Compensation Committee also considers recommendations of Pearl Meyer for each NEO as well as the recommendation of the CEO for each NEO other than the CEO. For the CEO, the Compensation Committee considers the recommendation of Pearl Meyer and also reviews the CEO’s performance with the Chairman of the Board. The Compensation Committee also takes into account the risk of losing the NEO to other employment opportunities. The Compensation Committee believes that market competitive grants, along with three-year vesting requirements, are the most effective method of reinforcing the long-term nature of the incentive. The

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Compensation Committee reviews the value of previous awards and grants (whether vested or not) as well as the likelihood of achieving performance goals in previous awards and grants in determining the level of the current year’s awards and grants. The Compensation Committee considers the foregoing factors together and makes a subjective determination with respect to awarding each NEO’s long-term incentive compensation.
For 2020, the Compensation Committee is monitoring the current downturn in our industry and the effects on our stock price. We remain focused on continuing to align the interests of our executives with stockholders through long-term incentives, while at the same time providing incentives that promote executive retention without diluting our stockholders.
Vesting of 2016 Performance Stock Units. As part of the annual long-term incentives issued to our NEOs, performance-based restricted stock units were granted in May 2016. Our Compensation Committee established the performance criteria based upon relative TSR compared to our 2016 peer group, with a three-year performance period (June 2016 - May 2019). At the completion of the performance period, our Compensation Committee compared our TSR during the performance period against the designated peer group and determined that we were at the 100th percentile. At this level of performance, the NEOs achieved a payout at 150% of the target award.

LONG-TERM CASH INCENTIVES
In 2017, our Board of Directors and Compensation Committee approved the Long-Term Cash Incentive Plan (the “Cash Plan”) in response to concerns expressed by our stockholders over the dilutive effects of long-term equity compensation during the downturn of the oil and gas industry. In order to continue to preserve shares under our 2015 Plan and mitigate the dilutive effect on our stockholders, in 2019, the Compensation Committee granted our NEOs performance-based cash awards under the Cash Plan.
Performance-based cash awards are included in our executive compensation program with a metric tied to relative TSR over a three-year performance period against a peer group of companies. Taking into consideration input from our stockholders, along with the compensation practices of our peer group, the Compensation Committee elected to continue these performance-based long-term cash incentives in 2019 to further enhance linkage between the relative performance of our Company and the compensation of our NEOs. The percentage of performance-based cash awards was increased from 25% in 2018 to 40% in 2019 of the long-term incentive compensation of our NEOs. With the recommendation of Pearl Meyer and based on our peer group practices, the maximum payout of the TSR award was also increased from 150% to 200%. Our NEOs can earn between 0% and 200% of target depending on our TSR performance relative to a peer group of companies at the completion of a three-year performance period.
The following table reflects the metrics for our three-year relative TSR performance-based cash awards:

	Below Threshold	Threshold	Target	Maximum
Relative TSR	< 25th percentile	25th percentile	50th percentile	≥ 90th percentile
Payout	0%	50%	100%	200%
The following grants were made under the Cash Plan on May 23, 2019 for each of our NEOs :

NEO(1)	Performance-Based Cash Awards (Target Payout)
Paul L. Howes	$1,126,080
Gregg S. Piontek	$385,704
Matthew S. Lanigan	$279,510
E. Chipman Earle	$356,496

(1)	Mr. Paterson, who commenced employment with us in July 2019, was not eligible to receive these performance-based cash awards in May 2019.
While navigating the cyclical nature of our industry, we remain focused on preserving stockholder value and preventing excessive dilution. During a downturn in our industry, our Compensation Committee considers varying incentive elements in order to create meaningful retention incentives for our employee talent. In the past, the Compensation Committee has employed time-based cash awards to encourage executive retention during a period in our sector when executive talent was being attracted to other industries due to the decline in value of unvested equity. In 2020, our Compensation Committee will consider all combinations and varieties of both cash and equity awards to create long-term retention value for our NEOs while being mindful of the dilutive effects on our stockholders.

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LONG-TERM EQUITY INCENTIVES
During a period of declining stock prices in the oil and gas industry, the total number of equity incentives awarded to our NEOs and other employees increases in order to provide competitive long-term pay at median levels. In order to mitigate the dilutive effects caused by issuing shares during downturns, we have historically limited the use of equity in long-term performance-based incentives during such periods, using cash as an alternative to equity. In 2019, we increased the percentage of performance-based cash awards from 25% in 2018 to 40% in 2019 of our NEO total target compensation. However, remaining consistent to our compensation philosophy, we continued to grant restricted stock units that our Compensation Committee believes provide NEOs with additional incentives to maximize stockholder value and provide clear alignment between their interests and the interests of our stockholders.
The Compensation Committee believes restricted stock unit grants facilitate the most direct long-term share ownership by our NEOs and alignment with our stockholders. These awards have been structured to vest ratably over a three-year period. Our practice of regular annual time-based grants provides for multi-year overlapping of grant periods, which enhances alignment with stockholders and encourages stability and retention of our core leadership team.
The following equity grants were made on May 23, 2019:

NEO(1)	May 2019 Restricted Stock Unit Grant (# of shares)(2)
Paul L. Howes	202,289
Gregg S. Piontek	69,288
Matthew S. Lanigan	50,211
E. Chipman Earle	64,041

(1)	Mr. Paterson, who commenced employment with us in July 2019, was not eligible to receive restricted stock unit awards in May 2019.

(2)	The restricted stock units vest ratably over a three-year period.

In 2019, the Compensation Committee approved a one-time inducement grant to Mr. Paterson in connection with his employment with us. Mr. Paterson was awarded 100,000 restricted stock units, which immediately aligns Mr. Paterson’s interests with those of our stockholders. This inducement award vests over a four-year period, with one-half vesting on the second anniversary of the date of Mr. Paterson’s commencement of employment and the balance vesting on the fourth anniversary of the date of commencement of his employment.
In administering the long-term incentive plan, our Compensation Committee is sensitive to the potential for dilution of future earnings per share. In May 2019, in connection with our annual long-term incentive grant process, 1,135,216 restricted stock units were granted to 228 executive officers and employees, or about 9.5% of total employees. The awards were approximately 1.3% of our outstanding shares at the time of grant. In 2019, as part of our share repurchase program, we purchased 2,537,833 shares of our common stock representing almost 3% of our shares outstanding. For further information regarding the awards to the NEOs, see the Grants of Plan-Based Awards in 2019 Table.
As a general proposition, the higher-level positions have greater emphasis on longer-term incentives. The value of long-term incentive awards will vary from year to year to reflect current year performance of our Company and/or the individual and current market trends. The Compensation Committee determines the award level for executive officers, if any, on an annual basis usually in the first or second quarter each year.
All equity awards that have been granted to our employees are reflected in our consolidated financial statements at fair value on the grant date in compliance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” which we refer to as “ASC Topic 718.”

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OUR INDIRECT COMPENSATION ELEMENTS
Employee benefits are designed to be competitive and to attract and retain employees. From time to time, the Compensation Committee reviews our benefit plans and recommends that the Board implement certain changes to existing plans or adopt new benefit plans.

Health and Welfare Benefits
We offer a standard range of health and welfare benefits to all employees, including executive officers. These benefit plans provide the same terms to all similarly situated employees. These benefits include: medical, prescription drug, vision and dental coverage, life, accidental death and dismemberment and travel accident insurance, short and long-term disability insurance, an employee assistance plan, health savings accounts and flexible spending accounts. In addition, we pay the cost of an annual physical for each executive officer, and executive officers have excess life insurance for which we pay the premiums. These costs are disclosed in the Summary Compensation Table.

Employee Stock Purchase Plan
We offer an employee stock purchase plan allowing employees to purchase our common stock through payroll deductions under the Newpark Resources, Inc. Amended and Restated Employee Stock Purchase Plan. Employees, including executive officers, can set aside up to 10% of their paycheck to purchase stock at 85% of the fair market value of the stock on the first or last day of each six-month offering period, whichever is lower. None of our NEOs participated in this plan in 2019.

401(k) Plan
We offer a defined contribution 401(k) plan to our employees, including executive officers. The plan helps employees save for retirement, reduce current income taxes and defer income taxes on savings and investment income until retirement. The participants may contribute from 1% up to 50% of their base and cash incentive compensation. Our 401(k) plan allows us to make matching contributions of 100% on the first 3% of the employee’s compensation and 50% on the next 3% of the employees compensation. As of April 1, 2020, our Compensation Committee elected to suspend our matching contributions under the 401(k) plan as a result of deteriorating business conditions.
Employees hired prior to 2017 vest immediately in all Company-matched contributions. Beginning in 2017, new employees vest in Company-matched contributions at a rate of 20% per completed year of service. New employees are auto-enrolled in our 401(k) plan at 6% of the employee’s compensation. During 2019, an employee could contribute up to $19,000, and employees age 50 or older were allowed to make additional catch-up contributions to the plan of up to $6,000.

Other Perquisites and Personal Benefits
We offer limited perquisites and personal benefits to our named executives. Mr. Howes receives a $20,000 annual stipend in lieu of any car allowance or certain club memberships and each of our other named executives receives a car allowance of $1,300 per month.

Retirement Policy
Our NEOs are eligible for the benefits provided under our Retirement Policy (as defined herein), which are available to all U.S. employees who reach age 60 and accumulate 70 points based on years of age and years of service. Further discussion on our Retirement Policy can be found in the “Executive Compensation” section of this Proxy Statement under the heading “Retirement, Disability and Death.”

AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS
Each of our NEOs has an employment agreement with us that entitles the NEO to certain severance payments and benefits in connection with a termination of employment under certain circumstances. The employment agreements further include provisions requiring non-disclosure of confidential information as well as provisions restricting each NEO’s ability to compete with the Company or solicit employees, customers or potential customers for a period of time after termination of employment. We believe that these provisions are valuable to the long-term success of the Company. Each NEO’s employment agreement was amended on April 6, 2020 to reflect a reduction in the NEO’s base salary by 15% effective as of April 1, 2020.

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Employment Agreement with Paul L. Howes
On March 22, 2006, Mr. Howes entered into an employment agreement with us under which he currently serves as President and CEO, which has since been amended. As amended, the term of the employment agreement was through March 31, 2011, with automatic renewal thereafter for successive one-year periods ending on each March 31 of each year, unless Mr. Howes’ employment is terminated by either party giving 60 days’ prior written notice. Under his employment agreement, as amended, Mr. Howes is entitled to receive an annual base salary, which is currently $703,800 (as reduced effective April 1, 2020, from his salary of $828,000 that was in effect immediately prior to such reduction, the “Original Howes Salary”), an opportunity under our executive incentive compensation plan to earn a cash bonus as a percentage of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee and eligibility to participate in our long-term incentive plans as determined at the discretion of the Compensation Committee.
Mr. Howes’ employment with us may terminate pursuant to the terms of his employment agreement, as amended, (a) automatically upon his death or disability, (b) at Mr. Howes’ election upon 30 days’ prior written notice to us for “Good Reason” (as defined in Mr. Howes’ employment agreement) or Mr. Howes’ voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined in Mr. Howes’ employment agreement), (d) by us without Cause or (e) with 60 days’ prior written notice given by us or Mr. Howes in advance of the expiration of the initial or any successive employment terms under Mr. Howes’ employment agreement.
In the event Mr. Howes terminates his employment with us for Good Reason or is terminated by us without Cause, his employment agreement, as amended, contemplates that Mr. Howes will be entitled to (i) an amount equal to two times the Original Howes Salary; (ii) an amount equal to two times the target bonus under the 2010 Annual Cash Incentive Plan; (iii) full vesting of all time-based restricted stock and options granted as an inducement to employment; (iv) continuation of medical and dental health benefits for him and any eligible dependents until the earlier of (A) eligibility under another group health insurance plan or (B) 18 months following the date of termination; and (v) payment of outplacement fees, within the two-year period after termination, of up to $20,000.
Mr. Howes’ Employment Agreement includes a change in control provision, which is discussed in the “Executive Compensation” section of this Proxy Statement under the heading “Employment Agreements and Change in Control Agreements.” Mr. Howes is eligible to receive benefits under our Retirement Policy, which is discussed in the “Our Indirect Compensation Elements” section of this Proxy Statement under the heading “Retirement Policy.”

Employment Agreement with Gregg S. Piontek
On October 18, 2011, Mr. Piontek entered into an employment agreement with us under which he currently serves as Senior Vice President and Chief Financial Officer. The initial term of the employment agreement expired October 31, 2014, with automatic renewal thereafter for successive one-year periods, unless Mr. Piontek’s employment is terminated by either party giving 60 days’ prior written notice. Under his employment agreement, as amended, Mr. Piontek is entitled to receive an annual base salary, which is currently$372,555 (as reduced effective April 1, 2020, from his salary of $438,300 that was in effect immediately prior to such reduction, the “Original Piontek Salary”), an opportunity under our annual cash incentive compensation plan to earn an amount equal to a percentage of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee and eligibility to participate in our long-term incentive plans as determined at the discretion of the Compensation Committee.
Mr. Piontek’s employment with us may terminate pursuant to the terms of his employment agreement, as amended, (a) automatically upon his death or disability, (b) at Mr. Piontek’s election upon 30 days’ prior written notice to us for “Good Reason” (as defined in Mr. Piontek’s employment agreement) or Mr. Piontek’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined in Mr. Piontek’s employment agreement), (d) by us without Cause or (e) with 60 days’ prior written notice given by us or Mr. Piontek in advance of the expiration of the initial or any successive employment terms under Mr. Piontek’s employment agreement.
In the event Mr. Piontek terminates his employment with us for Good Reason or is terminated by us without Cause, his employment agreement, as amended, contemplates that Mr. Piontek will be entitled to (i) a lump sum payment equal to the Original Piontek Salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year; (ii) full vesting of all options and restricted stock granted as an inducement to his employment; (iii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months); and (iv) payment of outplacement fees, within the one-year period after termination, of up to $20,000.

Employment Agreement with Matthew S. Lanigan
On April 22, 2016, Mr. Lanigan entered into an employment agreement with us under which he currently serves as Vice President and President of Mats &

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Integrated Services. The initial term of the employment agreement expired April 22, 2019, with automatic renewal thereafter for successive one-year periods, unless Mr. Lanigan’s employment is terminated by either party giving 60 days’ prior written notice. Under his employment agreement, as amended, Mr. Lanigan is entitled to receive an annual base salary, which is currently $359,975 (as reduced effective April 1, 2020, from his salary of $423,500 that was in effect immediately prior to such reduction, the “Original Lanigan Salary”), an opportunity under our annual cash incentive plan to earn an amount equal to a percentage of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee and eligibility to participate in our long-term incentive plans as determined at the discretion of the Compensation Committee. As an inducement to accept employment with us, an award of 50,000 shares of time-based restricted stock was awarded, which vests over a four-year period, 50% on the second anniversary of his employment agreement and the remaining 50% on the fourth anniversary of his employment agreement.
Mr. Lanigan’s employment with us may terminate pursuant to the terms of his employment agreement, as amended, (a) automatically upon his death or disability, (b) at Mr. Lanigan’s election upon 30 days’ prior written notice to us for “Good Reason” (as defined in Mr. Lanigan’s employment agreement) or Mr. Lanigan’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined in Mr. Lanigan’s employment agreement), (d) by us without Cause or (e) with 60 days’ prior written notice given by us or Mr. Lanigan in advance of the expiration of the initial or any successive employment terms under Mr. Lanigan’s employment agreement.
In the event Mr. Lanigan terminates his employment with us for Good Reason or is terminated by us without Cause, his employment agreement contemplates that Mr. Lanigan will be entitled to (i) a lump sum payment equal to the Original Lanigan Salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year; (ii) full vesting of all options and restricted stock granted as an inducement to employment; (iii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months); and (iv) payment of outplacement fees, within the one-year period after termination, of up to $20,000.

Employment Agreement with David A. Paterson
Mr. Paterson was previously employed with us as Division President, Fluids Systems under an Employment Contract effective as of July 15, 2019 with Newpark Drilling Fluids S.p.A. This employment agreement was replaced with a new employment agreement directly with us on October

11, 2019 under which he currently serves as Vice President and President, Fluids Systems. The initial term of his new employment agreement is from July 15, 2019 through July 15, 2022, with automatic renewal thereafter for successive one-year periods, unless Mr. Paterson’s employment is terminated by either party giving 60 days’ prior written notice. Under his employment agreement, as amended, Mr. Paterson is entitled to receive an annual base salary, which is currently $369,750 (as reduced effective April 1, 2020, from his salary of $435,000 that was in effect immediately prior to such reduction, the “Original Paterson Salary”), an opportunity under our annual cash incentive compensation plan to earn an amount equal to a percentage of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee and eligibility to participate in our long-term incentive plans as determined at the discretion of the Compensation Committee. As an inducement to accept employment with us and in order to align his interests with those of our stockholders, an award of 100,000 time-based restricted stock units was granted, which vests over a four-year period, 50% on July 15, 2021 and the remaining 50% on July 15, 2023.
Mr. Paterson’s employment with us may terminate pursuant to the terms of his employment agreement, as amended, (a) automatically upon his death or disability, (b) at Mr. Paterson’s election upon 30 days’ prior written notice to us for “Good Reason” (as defined in Mr. Paterson’s employment agreement) or Mr. Paterson’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined in Mr. Paterson’s employment agreement), (d) by us without Cause or (e) with 60 days’ prior written notice given by us or Mr. Paterson in advance of the expiration of the initial or any successive employment terms under Mr. Paterson’s employment agreement.
In the event Mr. Paterson terminates his employment with us for Good Reason or is terminated by us without Cause, his employment agreement, as amended, contemplates that he will be entitled to (i) a lump sum payment equal to the sum of the following: (A) the Original Paterson Salary for the greater of the remaining initial or any renewal term of the agreement or one year; (B) his target level annual bonus for the year in which the termination occurs; and (C) an amount equal to his target level annual bonus pro-rated to cover the greater of the number of months remaining in the initial or any renewal term and 12 months; (ii) full vesting of all restricted stock granted as an inducement to employment; (iii) continuation of medical and dental health benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months); and (iv) payment of outplacement fees, within the one-year period after termination, of up to $25,000.

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Employment Agreement with E. Chipman Earle
On August 15, 2018, Mr. Earle entered into an employment agreement with us under which he currently serves as Vice President, General Counsel, Chief Administrative Officer, Chief Compliance Officer and Corporate Secretary. The initial term of his employment agreement is from August 15, 2018 through August 14, 2021, with automatic renewal thereafter for successive one-year periods, unless Mr. Earle’s employment is terminated by either party giving 60 days’ prior written notice. Under his employment agreement, as amended, Mr. Earle is entitled to receive an annual base salary, which is currently $360,740 (as reduced effective April 1, 2020, from his salary of $424,400 that was in effect immediately prior to such reduction, the “Original Earle Salary”), an opportunity under our annual cash incentive compensation plan to earn an amount equal to a percentage of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee and eligibility to participate in our long-term incentive plans as determined at the discretion of the Compensation Committee.
Mr. Earle’s employment with us may terminate pursuant to the terms of his employment agreement, as amended, (a) automatically upon his death or disability, (b) at Mr. Earle’s election upon 30 days’ prior written notice to us for “Good Reason” (as defined in Mr. Earle’s employment agreement) or Mr. Earle’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined in Mr. Earle’s employment agreement), (d) by us without Cause or (e) with 60 days’ prior written notice given by us or Mr. Earle in advance of the expiration of the initial or any successive employment terms under Mr. Earle’s employment agreement.
In the event Mr. Earle terminates his employment with us for Good Reason or is terminated by us without Cause, his employment agreement, as amended, contemplates that he will be entitled to (i) a lump sum payment equal to the sum of the following: (A) the Original Earle Salary for the greater of the remaining initial or any renewal term of the agreement or one year; (B) his target level annual bonus for the year in which the termination occurs; and (C) an amount equal to his target level annual bonus pro-rated to cover the greater of the number of months remaining in the initial or any renewal term and 12 months; (ii) full vesting of all options and restricted stock granted as an inducement to employment; (iii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months); and (iv) payment of outplacement fees, within the one-year period after termination, of up to $20,000.

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TAX AND ACCOUNTING IMPLICATIONS
Our Compensation Committee considers the financial compensation expense and tax deductibility, among other things, when deciding on the type, mix and amounts of awards to grant under our executive compensation program.

Accounting
We account for equity compensation expenses for our employees under the rules of ASC Topic 718, which requires us to estimate and record expense for each award of long-term incentive compensation over the requisite service period in an amount equal to the fair value of the awards granted.

Tax Deductibility of Pay
In designing our executive compensation program for 2019, the Compensation Committee considered the effects of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction to public corporations for compensation greater than $1.0 million paid for any fiscal year to certain executive officers. Further to this rule, should any of our current NEOs no longer meet the statutory guidelines for being considered a “covered person” as that term is defined in the Internal Revenue Code, such executive will remain subject to the deductibility limitation of Section 162(m). An exception was previously afforded to awards subject to performance criteria but has been eliminated beginning effective 2018 with the result that all of our CEO, CFO and other NEO compensation going forward will be subject to the $1.0 million limit on deductibility. We expect that our performance-based restricted stock units and stock options granted prior to November 3, 2017 under the 2015 Plan will continue to be deductible, so long as those awards are not materially modified.
For awards granted on or after November 3, 2017, all taxable compensation paid to our NEOs, including compensation expense generated in connection with the exercise of options and performance-based restricted stock units granted under our 2015 Plan are not exempt from the Section 162(m) deduction limit. We have in the past, and may from time to time in the future, pay compensation amounts to our executive officers that are not deductible. Although our Compensation Committee considers tax deductibility in the design and administration of our executive compensation plans and programs, our Compensation Committee believes that our interests are best served by providing competitive levels of compensation to our NEOs, even if it results in the non-deductibility of certain amounts under the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019.
Compensation Committee of the Board of Directors
John C. Mingé (Chairman)
G. Stephen Finley
Roderick A. Larson
Rose M. Robeson

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding the compensation of our NEOs during 2017, 2018 and 2019.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Paul L. Howes President and Chief Executive Officer	2019	$821,001	$432,919	$1,484,801	$80,048	$33,614	$2,852,383
	2018	$787,503	$206,254	$1,359,991	$794,438	$37,239	$3,185,425
	2017	$731,250	—	$1,627,493	$2,091,451	$23,564	$4,473,758
Gregg S. Piontek Senior Vice President and Chief Financial Officer	2019	$434,601	$185,393	$508,574	$31,780	$28,084	$1,188,432
	2018	$413,880	$57,751	$1,525,849	$313,144	$30,935	$2,341,559
	2017	$371,670	—	$346,499	$690,960	$22,167	$1,431,296
Matthew S. Lanigan Vice President and President, Mats & Integrated Services	2019	$413,880	$243,480	$368,549	$154,422	$24,197	$1,204,528
	2018	$376,257	$43,750	$828,369	$315,397	$30,985	$1,594,758
	2017	$341,253	—	$362,489	$592,811	$22,890	$1,319,443
David A. Paterson(5) Vice President and President, Fluids Systems	2019	$205,175	$6,995	$679,000	$104,446	$61,890	$1,057,506
E. Chipman Earle Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary	2019	$420,804	$50,000	$470,061	$28,720	$30,915	$1,000,500
	2018	$155,305	—	$487,500	$110,767	$8,505	$762,077

(1)
Reflects long-term time-based cash incentives vested and paid out to each NEO. The amounts for Messrs. Piontek and Earle for 2019 include an additional $50,000 in recognition of their contributions to the development of our long-term strategy as well as accepting additional responsibilities following certain organizational changes in 2019.

(2)
Dollar amount reported reflects the aggregate fair value determined as of the date of award or grant, in each case calculated in accordance with ASC Topic 718. See Note 12, “Stock-Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for the relevant assumptions used in the calculation of these amounts.

(3)
Reflects amounts under our 2010 Annual Cash Incentive Plan that were earned in 2017, 2018 and 2019. For 2017, the amount reflected includes the following amounts for each NEO earned but deferred for two years, one-half of which was paid in March 2019 and the remainder of which was paid in March 2020, subject to continued employment with us: (i) Mr. Howes - $738,638; (ii) Mr. Piontek - $244,026; and (iii) Mr. Lanigan - $166,927.

(4)
The amounts shown for “All Other Compensation” are detailed in the table below. The amounts listed for matching contributions under our 401(k) plan are immediately vested, except Mr. Earle’s matching contributions under our 401(k) plan which will vest at a rate of 20% for each year of completed service. Other Personal Benefits include amounts paid by the Company for monthly car allowances or annual car stipends, as applicable pursuant to executive employment agreements, executive physicals, travel and entertainment expenses incurred by the Company for Mr. Earle’s spouse’s attendance at a Board meeting (an average exchange rate for the month of September 2019 of US $1.10 per € 1.00 was used to calculate benefits associated with spousal travel and entertainment occurring in such month). For Mr. Paterson, the amount listed under Other Personal Benefits includes certain payments in connection with his expatriate status in our Rome, Italy office from July 15, 2019 until October 16, 2019, converted into USD at the rate of US $1.11986 per € 1.00 which was the exchange rate on December 31, 2019.

	Paul L. Howes	Gregg S. Piontek	Matthew S. Lanigan	David A. Paterson	E. Chipman Earle
Life Insurance	$3,564	$1,994	$1,954	$325	$3,498
Matching Contributions under 401(k)	$10,050	$8,490	$6,643	—	$2,306
Matching Contribution for Health Savings Account	—	$1,000	—	—	—
Regulatory Separation Payment in connection with move from Italy to U.S.	—	—	—	$24,037	—
Other Personal Benefits	$20,000	$16,600	$15,600	$37,527	$25,111

(5)
Mr. Paterson’s employment with us commenced on July 15, 2019. His annual salary includes € 97,875 which is the amount paid when he was located in our Rome, Italy office. The amount shown in the table represent this amount converted into USD at the rate of US $1.11986 per € 1.00 which was the exchange rate on December 31, 2019.

EXECUTIVE COMPENSATION	2020 Proxy Statement | 35

GRANTS OF PLAN-BASED AWARDS IN 2019
The following table sets forth information with respect to plan-based awards granted to our NEOs during 2019.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold	Target	Maximum
Paul L. Howes		$248,400	$828,000	$1,656,000	(2)	—		—
	5/23/2019	—	—	—		202,289	(4)	$1,484,801
		$563,040	$1,126,080	$2,252,160	(3)	—		—
Gregg S. Piontek		$98,618	$328,725	$657,450	(2)	—		—
	5/23/2019	—	—	—		69,288	(4)	$508,574
		$192,852	$385,704	$771,408	(3)	—		—
Matthew S. Lanigan		$88,935	$296,450	$592,900	(2)	—		—
	5/23/2019	—	—	—		50,211	(4)	$368,549
		$139,755	$279,510	$559,020	(3)	—		—
David A. Paterson		$91,350	$304,500	$609,000	(2)	—		—
	7/15/2019	—	—	—		100,000	(5)	$679,000
E. Chipman Earle		$89,124	$297,080	$594,160	(2)	—		—
	5/23/2019	—	—	—		64,041	(4)	$470,061
		$178,248	$356,496	$712,992	(3)	—		—

(1)
Dollar amount reported reflects the fair value on the date of award or grant, in each case calculated in accordance with ASC Topic 718. See Note 12, “Stock-Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for the relevant assumptions used to determine the valuation of our stock awards.

(2)
Represents threshold, target and over-achievement payout levels under our 2010 Annual Cash Incentive Plan for 2019. Possible payout levels shown under this performance-based plan are based on annualized salary as of April 1, 2019. See “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and accompanying footnote for the amount actually earned by each NEO for 2019 performance. Note that performance is assessed separately for each metric included in the 2010 Annual Cash Incentive Plan for 2019 and for the discretionary component there is no threshold level.

(3)
Represents our performance-based long-term cash incentive awards, which may be earned in an amount equal to 0% to 200% of target based on our relative TSR performance against a specified peer group over the three-year performance period of June 2019 to May 2022.

(4)	Represents shares of time-based restricted stock units granted under the 2015 Plan. The awards vest annually over three years.

(5)
Represents shares of time-based restricted stock units granted under the 2015 Plan. These awards vest at the rate of 50% on the second anniversary of the commencement of Mr. Paterson’s employment, with the balance vesting on the fourth anniversary of the commencement of his employment.

EXECUTIVE COMPENSATION	2020 Proxy Statement | 36

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table sets forth information regarding the outstanding stock option, restricted stock unit, and restricted stock awards held by our NEOs at December 31, 2019.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Paul L. Howes	139,225	$9.13	6/8/2021	—		—
	200,000	$5.57	6/5/2022	—		—
	107,518	$11.43	6/5/2023	—		—
	124,496	$11.20	5/21/2024	—		—
	156,514	$9.00	5/22/2025	—		—
	274,593	$4.32	5/19/2026	—		—
	—	—	—	25,000	(2)	$156,750
	—	—	—	52,884	(3)	$331,583
	—	—	—	85,534	(4)	$536,298
	—	—	—	202,289	(5)	$1,268,352
Gregg S. Piontek	19,246	$9.13	6/8/2021	—		—
	83,171	$5.57	6/5/2022	—		—
	28,336	$11.43	6/5/2023	—		—
	33,365	$11.20	5/21/2024	—		—
	41,945	$9.00	5/22/2025	—		—
	73,590	$4.32	5/19/2026	—		—
	—	—	—	14,807	(6)	$92,840
	—	—	—	29,298	(7)	$183,698
	—	—	—	100,000	(8)	$627,000
	—	—	—	69,288	(9)	$434,436
Matthew S. Lanigan	69,896	$4.32	5/19/2026	—		—
	—	—	—	25,000	(10)	$156,750
	—	—	—	6,410	(11)	$40,191
	—	—	—	11,217	(12)	$70,331
	—	—	—	18,765	(13)	$117,657
	—	—	—	50,000	(14)	$313,500
	—	—	—	50,211	(15)	314,823
David A. Paterson	—	—	—	100,000	(16)	627,000
E. Chipman Earle	—	—	—	50,000	(17)	$313,500
	—	—	—	64,041	(18)	$401,537

(1)	The market value is based upon the closing price of our common stock of $6.27 as reported by the NYSE on December 31, 2019.

(2)	The 25,000 restricted stock units vest on May 18, 2021.

(3)	The 52,884 restricted stock units vest on June 1, 2020.

(4)	The 85,534 restricted stock units vest as follows: 42,767 on June 1, 2020 and 42,767 on June 1, 2021.

(5)	The 202,289 restricted stock units vest as follows: 67,430 on June 1, 2020, 67,430 on June 1, 2021 and 67,429 on June 1, 2022.

(6)	The 14,807 restricted stock units vest on June 1, 2020.

(7)	The 29,298 restricted stock units vest as follows: 14,649 on June 1, 2020 and 14,649 on June 1, 2021.

(8)	The 100,000 restricted stock units vest as follows: 50,000 on June 1, 2020 and 50,000 on June 1, 2022.

(9)	The 69,288 restricted stock units vest as follows: 23,096 on June 1, 2020, 23,096 on June 1, 2021 and 23,096 on June 1, 2022.

(10)	The 25,000 shares of restricted stock vest on April 22, 2020.

(11)	The 6,410 restricted stock units vest on May 18, 2021.

(12)	The 11,217 restricted stock units vest on June 1, 2020.

(13)	The 18,765 restricted stock units vest as follows: 9,383 on June 1, 2020 and 9,382 on June 1, 2021.

(14)	The 50,000 restricted stock units vest as follows:25,000 on June 1, 2020 and 25,000 on June 1, 2022.

(15)	The 50,211 restricted stock units vest as follows: 16,737 on June 1, 2020, 16,737 on June 1, 2021 and 16,737 on June 1, 2022.

(16)	The 100,000 restricted stock units vest as follows: 50,000 on July 15, 2021 and 50,000 on July 15, 2023.

(17)	The 50,000 shares of restricted stock vest as follows: 25,000 on August 15, 2020 and 25,000 on August 15, 2022.

(18)	The 64,041 restricted stock units vest as follows: 21,347 on June 1, 2020, 21,347 on June 1, 2021 and 21,347 on June 1, 2022.

EXECUTIVE COMPENSATION	2020 Proxy Statement | 37

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information for the NEOs with respect to stock options exercised and vesting of time-based restricted shares/units and performance-based restricted stock units in 2019. Neither Mr. Paterson nor Mr. Earle had any stock awards vest or exercised any stock options in 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Paul L. Howes	200,000	$1,179,923	360,314	$2,554,430
Gregg S. Piontek	—	—	93,688	$660,329
Matthew S. Lanigan	—	—	64,818	$460,934

(1)
Dollar values are calculated by multiplying the market price of our common stock on the vesting date (less the exercise price for options) by the number of shares vested or exercised and do not necessarily reflect the proceeds actually received by the NEO.

Risk Assessment of Compensation Programs
The Compensation Committee considers, in establishing and reviewing the employee compensation programs, whether the programs encourage unnecessary or excessive risk taking. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee, with the assistance of management and Pearl Meyer, undertook a risk assessment of our compensation programs in 2019. After reviewing and discussing the compensation programs with the Compensation Committee and reviewing the results of those discussions with the Audit Committee of the Board, we believe that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking. While some performance-based awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, these award programs represent a modest percentage of the executive employees’ total compensation opportunities and are balanced by other long-term incentives. We believe that these programs appropriately balance risk and the desire to focus employees on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking.
A significant part of the compensation provided to employees is in the form of long-term equity awards that are important to help further align employees’ interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to our absolute and relative stock price performance, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance on both an absolute and relative basis.

Employment Agreements and Change in Control Agreements
We have entered into employment agreements with each of our NEOs. See the heading “Agreements with our Named Executive Officers” within the “Compensation Discussion and Analysis” section of this Proxy Statement for a summary of these employment agreements. We have also adopted a change in control benefits policy applicable to our NEOs and have entered into change in control agreements with our NEOs, other than Mr. Howes, who receives his benefits under his employment agreement. See “Potential Payments upon Change in Control” below for a summary of these benefits and agreements. Each of our NEOs are eligible to receive benefits under our Retirement Policy upon meeting the qualifying criteria. As of December 31, 2019, only Mr. Howes has met the qualifying criteria to receive benefits under our Retirement Policy. A description of our Retirement Policy is in the “Our Indirect Compensation Elements” section of this Proxy Statement under the heading “Retirement Policy.”

Potential Payments upon Change in Control
Our Compensation Committee believes a change in control benefit helps to motivate management to seek out change in control transactions that would be in the best interests of our stockholders, secure the continued dedication of our NEOs and management team prior to or following a change in control of our Company and promote continuity of management during a corporate transaction. Each of our NEOs are entitled to receive change in control benefits. Receipt of the benefits by the executives is conditioned on a change in control of our Company and the termination of employment of the executive under certain circumstances described below (often referred to as a “double-trigger”). Benefits to the executives under the policy are described below:

EXECUTIVE COMPENSATION	2020 Proxy Statement | 38

•	Payment of accrued but unpaid salary and a prorated annual bonus (at the target level) through the date of termination.

•
A lump sum payment in an amount equal to a multiple of that executive’s (i) base salary, plus (ii) in the case of Mr. Howes, a bonus equal to the highest bonus he received under the 2010 Annual Cash Incentive Plan, and in the case of the other executives, a target bonus that will equal the higher of the bonus to which the executive would be entitled under the 2010 Annual Cash Incentive Plan for the fiscal year preceding the termination or the highest bonus received by the executive under the incentive plan in the two fiscal years immediately preceding the change of control event. The multiples established under the policy are: 2.99 times for the CEO, two times for the other executive officers and divisional presidents, and one time for the remaining designated key executives and employees.

•	Full vesting of all options, restricted stock (whether time or performance-based), and deferred compensation.

•	Payment of outplacement fees up to $20,000 for the CEO and from $5,000 to $20,000 for other executive officers, divisional presidents and remaining employees.

•	Continuation of life insurance, medical and dental health benefits, and disability benefits for a period ranging from one year to three years.
A change in control will be deemed to occur if:

•
There is a merger or consolidation of our Company with, or an acquisition by us of the equity interests of all or substantially all of our assets of, any other corporation or entity other than any transaction in which members of our Board immediately prior to the transaction constitute a majority of the board of the resulting entity for a period of 12 months following the transaction;

•	Any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities;

•
Any election of directors occurs and a majority of the directors elected are individuals who were not nominated by a vote of two-thirds of the members of the Board or the Nominating and Corporate Governance Committee; or

•	We effect a complete liquidation of our Company or a sale of all or substantially all of our assets unless,

immediately following any such sale or disposition, members of our Board immediately prior to the transaction constitute a majority of the resulting entity for a period of 12 months following the transaction.
Under the policy, an executive or employee shall not be entitled to those benefits unless such person’s employment is terminated during the period commencing upon the date when we first have knowledge that any person or group has become a beneficial owner of 30% or more of our voting securities or the date we execute an agreement contemplating a change in control and ending two years after the change in control, for any reason other than:

•	death;

•	disability;

•	cause; or

•	resignation without good reason.
The tables below reflect the amount of compensation payable to each of the NEOs as a result of a change in control and termination of that executive’s employment under the terms of the above-described policy or, with respect to Mr. Howes, under his employment agreement. The amount of compensation payable to each NEO upon voluntary termination for good reason or involuntary not-for-cause termination, termination following a change in control, and termination in the event of death or disability of the executive is shown below. The amounts shown assume that the termination was effective on December 31, 2019 and thus include amounts earned through that time and are estimates of the amounts that would have been paid to the executives upon their termination on such date. The amounts do not include compensation to which the NEO was otherwise entitled, such as previously vested equity awards. The value of the equity compensation awards was based on the closing price of our common stock of $6.27 on December 31, 2019. The actual amounts to be paid out can only be determined at the time of the executive’s separation from us. In the event of death or disability before the annual cash (short-term incentive) is paid, the Compensation Committee has the authority to pay (in full or on a prorated basis) the amount the employee would have received. We have assumed that the Compensation Committee would have authorized the payment of the full award for purposes of the tables below. As of December 31, 2019, Mr. Howes is eligible for retirement under our Retirement Policy.

EXECUTIVE COMPENSATION	2020 Proxy Statement | 39

Paul L. Howes

Executive Compensation and Benefits	Voluntary Termination for Good Reason or Termination without Cause on 12/31/19	Termination due to Change in Control on 12/31/19	Termination due to Retirement on 12/31/19	Termination due to Disability on 12/31/19	Termination due to Death on 12/31/19
Compensation:
Base Salary	$1,656,000	$2,475,720	—	$414,000	—
Short-term Incentive (100% of Base Salary)	$1,656,000	$6,253,438	$80,048	$828,000	$828,000
Long-term Incentives:
Performance-Based Cash Awards	—	$2,424,830	$2,424,830	—	—
Time-Based Cash Awards	—	$659,577	$659,577	—	—
Time-Based Restricted Shares	—	$2,292,983	$2,292,983	—	—
Benefits and Perquisites:
Outplacement	$20,000	$20,000	—	—	—
Health & Welfare Benefits	$16,905	$33,810	—	—	—
Life Insurance	—	$7,149	—	—	—
Life Insurance Proceeds(1)	—	—	—	—	$500,000
Disability Benefits per year(2)	—	—	—	$120,000	—
Total	$3,348,905	$14,167,507	$5,457,438	$1,362,000	$1,328,000
(1)   The amount reflected is increased to $2.0 million if Termination due to Death while traveling for business purposes.

(2)	Long-term disability benefits per year until no longer disabled or Social Security retirement age.

Gregg S. Piontek

Executive Compensation and Benefits	Voluntary Termination for Good Reason or Termination without Cause on 12/31/19	Termination due to Change in Control on 12/31/19	Termination due to Disability on 12/31/19	Termination due to Death on 12/31/19
Compensation:
Base Salary	$438,300	$876,600	$219,150	—
Short-term Incentive (75% of Base Salary)	$328,725	$1,381,920	$328,725	$328,725
Long-term Incentives:
Performance-based Cash Awards	—	$791,879	—	—
Time-Based Cash Awards	—	$213,031	—	—
Time-Based Restricted Shares	—	$1,337,974	—	—
Benefits and Perquisites:
Outplacement	$20,000	$5,000	—	—
Health & Welfare Benefits	$24,237	$16,158	—	—
Life Insurance	—	$1,994	—	—
Life Insurance Proceeds	—	—	—	$1,000,000
Disability Benefits per year(1)	—	—	$120,000	—
Total	$811,262	$4,624,556	$667,875	$1,328,725
(1)   Long-term disability benefits per year until no longer disabled or Social Security retirement age.

EXECUTIVE COMPENSATION	2020 Proxy Statement | 40

Matthew S. Lanigan

Executive Compensation and Benefits	Voluntary Termination for Good Reason or Termination without Cause on 12/31/19	Termination due to Change in Control on 12/31/19	Termination due to Disability on 12/31/19	Termination due to Death on 12/31/19
Compensation:
Base Salary	$423,500	$847,000	$211,750	—
Short-term Incentive (70% of Base Salary)	$296,450	$1,185,622	$296,450	$296,450
Long-term Incentives:
Performance-based Cash Awards	—	$559,948	—	—
Time-Based Cash Awards	—	$293,207	—	—
Time-Based Restricted Shares	$156,750	$1,013,252	—	—
Benefits and Perquisites:
Outplacement	$20,000	$10,000	—	—
Health & Welfare Benefits	—	—	—	—
Life Insurance	—	$3,910	—	—
Life Insurance Proceeds	—	—	—	$1,000,000
Disability Benefits per year(1)	—	—	$120,000	—
Total	$896,700	$3,912,939	$628,200	$1,296,450
(1)   Long-term disability benefits per year until no longer disabled or Social Security retirement age.

David A. Paterson

Executive Compensation and Benefits	Voluntary Termination for Good Reason or Termination without Cause on 12/31/19	Termination due to Change in Control on 12/31/19	Termination due to Disability on 12/31/19	Termination due to Death on 12/31/19
Compensation:
Base Salary	$1,103,589	$870,000	$217,500	—
Short-term Incentive (70% of Base Salary)	$1,065,750	$1,065,750	$304,500	$304,500
Long-term Incentives:
Time-Based Restricted Shares	627,000	$627,000	—	—
Benefits and Perquisites:
Outplacement	$20,000	$20,000	—	—
Health & Welfare Benefits	$—	$—	—	—
Life Insurance	—	$1,481	—	—
Life Insurance Proceeds	—	—	—	$945,000
Disability Benefits per year(1)	—	—	$120,000	—
Total	$2,816,339	$2,584,231	$642,000	$1,249,500
(1)   Long-term disability benefits per year until the earlier of no longer disabled or 18 months.

EXECUTIVE COMPENSATION	2020 Proxy Statement | 41

E. Chipman Earle

Executive Compensation and Benefits	Voluntary Termination for Good Reason or Termination without Cause on 12/31/19	Termination due to Change in Control on 12/31/19	Termination due to Disability on 12/31/19	Termination due to Death on 12/31/19
Compensation:
Base Salary	$688,342	$848,800	$212,200	—
Short-term Incentive (70% of Base Salary)	$767,457	$594,160	$111,405	$111,405
Long-term Incentives:
Performance-Based Cash Awards	—	$356,496	—	—
Time-Based Restricted Shares	$313,500	$715,037	—	—
Benefits and Perquisites:
Outplacement	$20,000	$20,000	—	—
Health & Welfare Benefits	$22,952	—	—	—
Life Insurance	—	$6,996	—	—
Life Insurance Proceeds	—	—	—	$1,000,000
Disability Benefits per year(1)	—	—	$120,000	—
Total	$1,812,251	$2,541,489	$443,605	$1,111,405
(1)   Long-term disability benefits per year until no longer disabled or Social Security retirement age.

Retirement, Disability and Death
An executive officer who retires will be entitled to pay through the last day worked and 401(k) distributions. An executive officer who becomes disabled will be entitled to pay through the last day worked, disability benefits, 401(k) distributions and accidental dismemberment benefits, if applicable. The beneficiary of an executive officer who dies will be entitled to pay through the executive’s last day worked, 401(k) distributions and life insurance proceeds.
The impact of an employee’s disability or death on outstanding options can vary depending on the stock option plan under which the grants were made. Under our Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and our 2015 Plan, upon termination of employment by reason of death or permanent disability, all vested options outstanding may be exercised in full at any time during the 12-moth period following termination of employment.
To help us attract and retain more experienced mid to late career talent, the Compensation Committee of the Board adopted a Retirement Policy in April 2015, which was subsequently amended in June 2017 and then amended and restated in February 2019 (as amended, the “Retirement Policy”), applicable to all U.S. employees, including NEOs (beginning with the February 2019 amendment), to provide for a retirement treatment that is advantageous for longer tenured employees who are nearing retirement. Eligibility for retirement under our Retirement Policy is determined based on a combination of metrics, including duration of employment and age. In addition, these changes will help us better manage succession planning and provide career advancement opportunities for developing talent. If eligible, under our

Retirement Policy, time-based restricted stock or restricted stock units and time-based long-term cash awards outstanding at the time of retirement will continue to vest according to the vesting schedule. Stock options granted will also continue to vest according to the original vesting schedule. Stock options granted under our 2015 Plan will remain exercisable from the date of retirement until the original expiration date of the option. Stock options granted under any plan prior to the 2015 Plan will remain exercisable for one-year post-retirement, except stock options outstanding for our NEOs that will remain exercisable until the earlier of the second anniversary of the retirement date or the original expiration date of the option. During the continued vesting period or while any stock options remain outstanding, the Company maintains the right to claw back unvested awards or immediately cancel any outstanding stock options in the event of a violation of a non-compete or non-solicitation agreement or other restrictive covenants.
For performance-based restricted stock units and performance-based cash awards, the award will be based on actual performance determined at the end of the performance period, but the number of units or amount of cash vesting will be prorated based on the number of full months in which the retiree was employed during the performance period.
Retirement eligibility under the Retirement Policy is defined as accumulating 70 or more “points,” calculated by adding the age of the employee to the employee’s full years of service. The minimum age for retirement eligibility under the Retirement Policy is 60 years. This same definition of retirement eligibility will be applied to the 2010 Annual Cash Incentive Plan, which refers to retirement benefits, but did not include, prior to the

EXECUTIVE COMPENSATION	2020 Proxy Statement | 42

adoption of the Retirement Policy, a definition of retirement eligibility.

CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Regulation S-K promulgated under the Exchange Act, we are providing the following information regarding the ratio between the compensation paid to our median compensated employee and our CEO in accordance with the requirements of Item 402(u) of Regulation S-K. The ratio was determined based on a reasonable estimate in a manner consistent with applicable SEC rules. Pay ratio disclosures involve a degree of imprecision due to methodologies and compensation practices that may not be consistent across other companies; therefore, the pay ratio disclosed below may not be comparable to the pay ratio reported by other companies.
In 2019, we used the same median employee identified for purposes of our 2018 CEO pay ratio disclosure, as we did not have material changes in our employee population and compensation arrangements that we believed were likely to result in a significant change to our pay ratio. The methodology used to determine the median employee for the 2018 CEO pay ratio is discussed below.
For 2019, our last completed fiscal year:

•	The annual total compensation of the median employee identified was $55,770; and

•	The annual total compensation of our CEO, as reported in the “Total” column of the Summary Compensation Table, was $2,852,383.
Based on this information, for 2019, our CEO pay ratio is 51:1.
2018 Median Compensated Employee Identification Methodology. To identify the median of the total annual compensation of all of our employees, we used the following methodology, material assumptions and estimates:

•	Measurement Date. We identified the median employee using our employee population on October 1, 2018, which would allow sufficient time to identify the median employee given the global scope of our operations.

•
De Minimis Exception. As of October 1, 2018, we had 2,523 employees in over 20 countries but that number excluded our workforce in the following 10 countries totaling 105 employees (or approximately 4.2% of our global workforce).

Countries Excluded	No. of Employees
India	19
Libya	15
Egypt	13
Chile	13
Albania	12
Germany	12
Hungary	8
Congo	7
Oman	5
New Zealand	1

•
Consistently Applied Compensation Measure. We use a variety of pay elements to structure compensation of our global workforce. For purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base pay, which includes base salary or wages and overtime pay, as our consistently applied compensation measure. We annualized the compensation of employees to span the full year and did not make any cost of living adjustments. Foreign salaries were converted to U.S. dollars. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

Median Employee’s Annual Total Compensation. After identifying the median employee based on the process described above, we combined all of the elements of that employee’s compensation for 2019 in accordance with Item 402(c)(2)(x) of Regulation S-K.

EXECUTIVE COMPENSATION	2020 Proxy Statement | 43

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information with respect to the equity compensation plans maintained by us as of December 31, 2019, under which our equity securities may be issued in the future, and with respect to individual compensation arrangements as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	4,935,228	(1)	$7.37	(2)	4,769,533	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	4,935,228		$7.37		4,769,533

(1)
Includes 2,842,059 shares subject to outstanding options under our Amended and Restated 2006 Equity Incentive Plan and our 2015 Plan and 2,093,169 unvested time-based restricted stock units under our 2015 Plan.

(2)	Weighted-average exercise price calculation excludes outstanding restricted stock units, which do not have an exercise price.

(3)
Includes 1,073,770 shares available for issuance under the Amended and Restated Employee Stock Purchase Plan, 313,780 shares available for issuance under the 2014 Non-Employee Directors’ Restricted Stock Plan and 3,381,983 shares available for issuance under the 2015 Plan.

EXECUTIVE COMPENSATION	2020 Proxy Statement | 44

DIRECTOR COMPENSATION
The Compensation Committee regularly reviews the compensation of non-employee directors. Pearl Meyer provides the Compensation Committee with industry trends in board compensation and recommends retainers and fees based on the peer company proxy information as well as national board market data. The Compensation Committee then makes recommendations to the Board of Directors on the setting of Board compensation. The following table describes the 2019 compensation arrangements with our non-employee directors:

Component	Director Compensation
Annual Cash Retainer	Chairman of the Board - $130,000 Other non-employee Directors - $55,000
Annual Equity Retainer(1)
Chairman of the Board - Restricted stock award equal to $170,000
Other non-employee Directors - Restricted stock award equal to $150,000
Awards vest the earlier of one year from the date of grant or the date of the next annual stockholders meeting.

Committee Chair Annual Retainer	Audit Committee - $30,000 Compensation Committee - $30,000 Nominating and Corporate Governance Committee - $20,000
Committee Member Annual Retainer	Audit Committee - $15,000 Compensation Committee - $10,000 Nominating and Corporate Governance Committee - $10,000

(1)
Number of awards is determined by dividing the pre-determined value by the closing price of our common stock on reported on the NYSE on the date of grant, which is the date of our annual meeting of stockholders. The awards are granted under our 2014 Non-Employee Directors’ Restricted Stock Plan.

Effective as of April 1, 2020, the Board of Directors approved a 15% reduction to the cash retainer fees payable to our non-employee directors for the fiscal year ending December 31, 2020. The Board has approved this reduction in furtherance of our numerous cost reduction initiatives, which include significant employee headcount reductions, a similar 15% reduction in the base salaries of our NEOs and pay-cuts throughout the organization. The following table describes the 15% reduction in cash retainers for our non-employee directors effective April 1, 2020:

	Prior to April 1, 2020	After April 1, 2020
Annual Cash Retainer Fee (Chairman of the Board)	$130,000	$110,500
Annual Cash Retainer Fee (other non-employee Directors)	$55,000	$46,750
Committee Chair Cash Retainer - Audit and Compensation Committees	$30,000	$25,500
Committee Chair Cash Retainer - Nominating and Corporate Governance Committee	$20,000	$17,000
Committee Member Cash Retainer - Audit Committee	$15,000	$12,750
Committee Member Cash Retainer - Compensation and Nominating and Corporate Governance Committees	$10,000	$8,500
The Compensation Committee is closely monitoring the current downturn in our industry and considering various forms of cash and equity compensation for our non-employee directors that will be competitive for retention purposes while at the same time striking the proper balance between aligning the interests of our directors with our stockholders and minimizing dilution of our stockholders.
Each of our non-employee directors is reimbursed for travel expenses incurred in attending Board and committee meetings. Employee directors receive no additional cash consideration for serving as directors or committee members. However, the Board has occasionally authorized additional cash payments for service beyond Board and committee meetings.

DIRECTOR COMPENSATION	2020 Proxy Statement | 45

The following table describes the total cash and non-cash compensation attributed to each of our non-employee directors during the fiscal year ended December 31, 2019. Compensation for Mr. Howes, our President and CEO, is disclosed in the “Executive Compensation” section of this Proxy Statement, as he received no additional compensation for serving on our Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total
Anthony J. Best	$130,000	$169,994	$299,994
G. Stephen Finley	$115,000	$149,993	$264,993
Roderick A. Larson	$110,000	$149,993	$259,993
John C. Mingé	$110,000	$149,993	$259,993
Rose M. Robeson	$90,000	$149,993	$239,993
Gary L. Warren(4)	$22,500	—	$22,500

(1)
The Board members are paid on a quarterly basis in advance, with the exception of Mr. Best, who is paid in advance on a monthly basis. Messrs. Finley and Larson were awarded an additional $10,000 for additional service provided on our company strategy.

(2)
Represents the aggregate grant date fair value for restricted stock awards granted to the non-employee directors in 2019. The grant date fair value of the restricted stock awarded in 2019, as determined pursuant to ASC Topic 718, was $7.34 per share. See Note 12, “Stock-Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for the relevant assumptions used to determine the valuation of our stock awards.

(3)
At December 31, 2019, Messrs. Finley, Larson, and Mingé and Ms. Robeson each had 20,435 shares of restricted stock outstanding, which will fully vest May 21, 2020, and Mr. Best had 23,160 shares of restricted stock outstanding, which will fully vest May 21, 2020.

(4)	Mr. Warren retired from our Board of Directors effective as of our Annual Meeting of Stockholders on May 23, 2019.

DIRECTOR COMPENSATION	2020 Proxy Statement | 46

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees and Voting
Six directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of stockholders and until such director’s successor has been elected. The Board of Directors has nominated for election as directors the six persons named below based on the recommendation of the Nominating and Corporate Governance Committee. All nominees are incumbent directors. Proxies solicited hereby cannot be voted for a greater number of vacancies than the nominees for director set forth below.
The Board of Directors recommends that the stockholders vote “FOR” the election of the six nominees. Unless directed otherwise, the persons named in the enclosed proxy intend to vote the shares of common stock represented by the proxies in favor of the election of these nominees. All of the Board’s nominees have indicated that they are able and willing to serve as directors. If for any reason one or more of these nominees are unable to serve, the persons named in the enclosed proxy will vote instead for another person or persons that the Board of Directors may recommend, or the number of directors may be further reduced.
Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.
Our Board members represent a desirable mix of diverse backgrounds, skills and experiences and we believe they all share the personal attributes of effective directors. They each hold themselves to the highest standards of integrity and are committed to the long-term best interests of our stockholders. No family relationships exist among any of our directors or executive officers.
Biographical information for each of the director nominees, including the key qualifications, experience, attributes and skills that led our Board to the conclusion that each of the director nominees should serve as a director, is set forth below.

Anthony J. Best
EXPERIENCE
Mr. Best currently serves as our Chairman of the Board. Mr. Best retired as Chief Executive Officer of SM Energy in January 2015 and did not stand for re-election to its Board in May 2015. He originally joined SM Energy Company in Denver in June 2006 as its President and Chief Operating Officer. He was named as Chief Executive Officer in February 2007 and was appointed to the board of the company at the same time and continued to serve on the board until May 2015. Between February 2003 and September 2005, Mr. Best served as President and Chief Executive Officer of Pure Resources, Inc., a Unocal development and exploration company in Midland, Texas. From April 2000 until February 2003, Mr. Best served as an independent consultant offering leadership and oil and gas consultation to energy companies and volunteer organizations. From October 1979 until April 2000, Mr. Best served in varying roles of increasing responsibility at Atlantic Richfield Company, with his last position being President, ARCO Latin America. Mr. Best serves as a part-time senior advisor to Quantum Energy Partners, a private equity firm. In February 2018, Mr. Best joined the board of Middle Fork Energy Partners, a portfolio company of Quantum Energy Partners. In January 2016, Mr. Best joined the Board of Directors of ExL Petroleum, LP, a portfolio company of Quantum Energy Partners. In January 2018, Mr. Best joined the Board of Directors of ProPetro Holding Corp. and was elected as Lead Director in October 2019. Since July 2019, he has served as Chairman of the Audit Committee and a member of the Compensation Committee for ProPetro Holding Corp. Mr. Best was named as a 2019 recipient of the Distinguished Alumnus Award by Texas A&M University and The Association of Former Students.

Age 70 Director Since: 2014 Chairman of the Board Since: May 2018 Committees: None
QUALIFICATIONS
Mr. Best’s experience in upstream oil and gas exploration and production, in a variety of basins and geographies, provides our Board with further understanding of the needs of our customers. His senior management and executive level experience, along with his service on the board of SM Energy, brings experience in finance, executive compensation matters and corporate governance for public companies, as well as perspective on management and operational matters.

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G. Stephen Finley
EXPERIENCE
Mr. Finley served as the Senior Vice President, Finance & Administration and Chief Financial Officer of Baker Hughes Incorporated from April 1999 until his retirement from the company in April 2006. Prior to that, from February 1982 to April 1999, Mr. Finley held various financial and administrative management positions with Baker Hughes. From 2006 until 2018, Mr. Finley served on the board of directors and as a member and Chairman of the Compensation Committee, the Audit Committee and Conflicts Committee for Archrock GP, LLC (formerly known as Exterran GP, LLC), which was the general partner of Archrock Partners L.P. (formerly known as Exterran Partners L.P.), a publicly traded master limited partnership, which provides natural gas compression products and services. From April 2012 to December 2014, Mr. Finley served on the board of Microseismic, Inc., a privately held oilfield services company that provides monitoring and mapping of hydraulic fracture operations in unconventional oil and gas plays. From March 2015 until February 2017, Mr. Finley was a member of the board of directors and a member of the audit committee of CPP GP LLC, the general partner of Columbia Pipeline Partners LP, a publicly traded natural gas transmission and storage company. In March 2020, Mr. Finley was appointed to the board of Westlake Chemical Partners GP LLC, which is the general partner of Westlake Chemical Partners, LP, a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets.

Age 69 Director Since: 2007 Committees: Audit (Chair), Compensation and Nominating and Corporate Governance
QUALIFICATIONS
Mr. Finley brings a deep understanding of both the oil and gas industry and the energy services business. Through his senior executive positions at Baker Hughes and with a major public accounting firm, Mr. Finley has extensive knowledge in the areas of accounting, auditing, and compliance, including domestic and international businesses. Moreover, his knowledge of the energy services business provides our Board with a valuable resource in its assessment of our performance, opportunities, risks and strategy. Recently, Mr. Finley assisted with the development and oversight of our long-term strategic planning.

Paul L. Howes
EXPERIENCE
Mr. Howes joined our Board of Directors and was appointed as our Chief Executive Officer in March 2006. In June 2006, Mr. Howes was also appointed as our President. Mr. Howes’ career has included experience in the defense, chemicals and plastics manufacturing, and the packaging industries. Following the sale of his former company in October 2005 until he joined our Board of Directors in March 2006, Mr. Howes was working privately as an inventor and engaging in consulting and private investing activities. From December 2002 until October 2005, he served as President and Chief Executive Officer of Astaris LLC, a primary chemicals company headquartered in St. Louis, Missouri, with operations in North America, Europe and South America. Prior to this, from 1997 until 2002, he served as Vice President and General Manager, Packaging Division, for Flint Ink Corporation, a global ink company headquartered in Ann Arbor, Michigan with operations in North America, Europe, Asia Pacific and Latin America.

Age 64 Director Since: 2006 Committees: None
QUALIFICATIONS

Mr. Howes’ background includes a strong understanding of industrial and chemical manufacturing processes and practices, much of which is directly applicable to our products and services. Based on his experience in both larger and smaller companies, he offers leadership and insight into best management practices, employee development, compensation, marketing and operations. He also has previous experience with leading an executive team, in both domestic and international markets. Mr. Howes also serves in leadership positions with industry trade associations, serving on the boards of the American Petroleum Institute and the National Ocean Industries Association (“NOIA”). Mr. Howes also serves as Chairman of the ESG Committee of NOIA.

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Roderick A. Larson
EXPERIENCE

Beginning in May 2012, Mr. Larson served as Chief Operating Officer of Oceaneering International, Inc. and effective February 2015, was named President of the company. In May 2017, Mr. Larson was appointed to serve as a Director and President and Chief Executive Officer of Oceaneering International, Inc. From August 1998 until May 2012, Mr. Larson held varying positions of increasing responsibility at Baker Hughes, Inc., most recently as President, Latin America. While at Baker Hughes, Inc., Mr. Larson served as Vice President, Operations for the Gulf of Mexico and Deepwater Business Development Manager. From 1990 until 1998, he served as operations manager and field engineer for Western Atlas, Inc. (which was acquired by Baker Hughes) in the United States and Venezuela.

Age 53 Director Since: 2014 Committees: Nominating and Corporate Governance (Chair), Audit and Compensation
QUALIFICATIONS

Mr. Larson brings over 25 years of experience in global oilfield services which, in the past, included management responsibility for a drilling fluids business. Based upon his more recent experience and in his current position as President and Chief Executive Officer of Oceaneering International, he provides valuable insight into our efforts to further penetrate the deepwater market, which is an important element of our global strategy. In addition, based on his experience at all levels of various organizations, Mr. Larson offers leadership and understanding of the operations and management of a large, global business. Recently, Mr. Larson provided assistance with the development and oversight of our long-term strategic plan.

John C. Mingé
EXPERIENCE

Mr. Mingé retired as an employee of BP America, Inc. in December 2019 where he most recently served as chairman of a study by the National Petroleum Council into carbon capture utilization and storage technologies. He previously served as Chairman and President of BP America, Inc., a role he held from February 2013 until May 2018. From January 2009 until February 2013, Mr. Mingé served as President of BP Alaska Exploration and Production. Mr. Mingé began his career with Standard Oil of Ohio in Cleveland, Ohio as a drilling research engineer and has since served in varying positions of increasing responsibility throughout the United States, United Kingdom and Southeast Asia, which has given him more than 36 years in the oil and gas industry.

Age 58 Director Since: 2017 Committees: Compensation (Chair), Audit and Nominating and Corporate Governance
QUALIFICATIONS

Mr. Mingé brings over 36 years of experience in the oil and gas exploration and production business, with senior level responsibilities at one of the largest companies in the world. He has had extensive management experience at a number of significant business units, both in the United States and internationally. Mr. Mingé brings valuable insight into the perspectives of our domestic and global customers. In addition to his knowledge of the energy business, his background has provided Mr. Mingé with valuable experiences in the areas of organizational structure, talent development, government affairs, and crisis management. In addition, Mr. Mingé brings a global viewpoint to the development and execution of our strategic plans.

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Rose M. Robeson
EXPERIENCE
Ms. Robeson served as Senior Vice President and Chief Financial Officer of DCP Midstream GP, LLC, the general partner of DCP Midstream GP LP, which is the general partner of DCP Midstream Partners, LP, a publicly-traded limited partnership, from May 2012 until her retirement in March 2014. Ms. Robeson also served as Group Vice President and Chief Financial Officer of DCP Midstream, LLC from January 2002 to May 2012. Prior to her appointment as Chief Financial Officer of DCP Midstream, LLC, Ms. Robeson was the Vice President and Treasurer. Prior to joining DCP Midstream, LLC, Ms. Robeson held a variety of executive finance positions at Total Petroleum and Kinder Morgan. Since July 2014, Ms. Robeson has served as a member of the Board of Directors of SM Energy Company and is currently serving as Audit Committee Chair and as a member of the Nominating and Corporate Governance Committee. From May 2017 to March 2019, Ms. Robeson served as a member of the Board of Directors and Audit Committee Chair of AMGP GP LLC, the general partner of Antero Midstream GP LP, a publicly-traded limited partnership. In March 2019, AMGP completed a merger and as a result, Ms. Robeson now serves as a member of the Board of Directors of Antero Midstream Corporation and is currently serving as Audit Committee Chair and as a member of the Nominating and Corporate Governance Committee and as a member of the Conflicts Committee. From June 2014 until June 2016, Ms. Robeson served as a director of American Midstream GP, LLC, the general partner of American Midstream Partners, LP, a publicly-traded limited partnership. From October 2015 until December 2017 (when Nabors Industries Ltd. completed its acquisition of Tesco Corporation), Ms. Robeson served as a director of Tesco Corporation, an upstream oilfield services company.

Age 59 Director Since: 2018 Committees: Audit, Compensation, and Nominating and Corporate Governance
QUALIFICATIONS
Ms. Robeson has over 32 years of experience in various aspects of the energy industry, including exploration and production, midstream and refining, and marketing. In addition to her role as a senior financial professional, with accounting oversight responsibilities, she also has experience as a senior executive, as well as an independent board member of several publicly-traded companies. In addition to her background providing a well-rounded leadership experience, she is particularly knowledgeable in the areas of corporate finance, financial reporting, accounting, corporate governance, risk management and strategic planning.

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PROPOSAL NO. 2 - ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Act allows our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act and the related rules of the SEC. Based on the stockholder advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs that took place at our 2017 Annual Meeting, the Board determined to hold the advisory vote on the compensation of our NEOs annually until the next stockholder vote on the frequency of such advisory vote.
As discussed in the Compensation Discussion and Analysis, our compensation philosophy and objectives are designed to attract, motivate and retain key executives needed to implement our business strategy. We believe that aligning the Company’s short-term and long-term performance with executive compensation is crucial to the Company’s long-term success. We also believe that our executive compensation program should align the interests of our executive officers with those of our stockholders. We encourage you to read the Compensation Discussion and Analysis, along with the compensation tables and related narrative discussion contained in this Proxy Statement. The Compensation Discussion and Analysis discusses our executive compensation philosophy and programs and explains the compensation decisions relating to the NEOs.
In particular, stockholders should note the following:

•	Our compensation program places a significant portion of each NEO’s compensation at risk through the use of performance-based pay;

•	Stock ownership guidelines for our NEOs help align the interests of management and our stockholders;

•
We have further aligned the interests of our stockholders and NEOs by providing a significant portion of NEO compensation in the form of long-term awards with their value tied directly to absolute stock price appreciation and relative TSR performance among our peer group;

•	We regularly engage directly with our largest stockholders regarding our executive compensation program and incorporated their feedback into our executive compensation program for 2019;

•	We increased the percentage of performance-based awards in our NEOs total target compensation;

•	We issue performance-based cash awards to help manage equity dilution; and

•	We have adopted a robust clawback policy that applies to cash and equity compensation of current and former executive officers.
The Compensation Committee and the Board of Directors believe that the policies and programs are effective in implementing our compensation philosophy, are commensurate with the performance and strategic position of the Company and are reflective of the input that executive management and the Chairman of the Compensation Committee received during their shareholder engagement efforts. This advisory vote is not intended to address any specific element of compensation but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement. Although this vote is advisory and therefore the outcome of this vote is non-binding on the Company or the Board of Directors, the Compensation Committee of the Board of Directors will consider your decision when setting future compensation for our NEOs.
This advisory stockholder vote, commonly known as “say-on-pay,” gives our stockholders the opportunity to approve or not approve our compensation policies and programs for our NEOs through the following resolution:
“RESOLVED, that the stockholders of Newpark Resources, Inc. APPROVE, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussions.”
The Board of Directors unanimously recommends a vote “FOR” approving the named executive officer compensation, as disclosed in this Proxy Statement.

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PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected the accounting firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. One or more representatives of the Deloitte Entities are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from the stockholders.
The Audit Committee is directly responsible for selecting and retaining our independent registered public accounting firm. Although action by the stockholders is not required for the appointment, given the critical role played by the independent registered public accounting firm, we are providing stockholders the opportunity to express their views on this matter by electing whether to ratify the appointment. If the stockholders fail to ratify the appointment of the Deloitte Entities, the Audit Committee will reconsider the appointment, but the Audit Committee may still elect in its discretion to retain the Deloitte Entities. Conversely, even if the appointment of the Deloitte Entities is ratified by our stockholders, the Audit Committee in its discretion may appoint a different independent auditing firm at any time during the year if the Audit Committee determines that a change in auditors would be in the best interests of our Company and our stockholders.
The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

Independent Registered Public Accounting Firm Fees
The Deloitte Entities were appointed to serve as our independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2019. The following table sets forth the fees billed to us for professional services rendered by the Deloitte Entities for the years ended December 31, 2018 and 2019.

	2018	2019
Audit Fees(1)	$1,521,000	$1,602,000
Audit-Related Fees(2)	$2,000	$16,000
Tax Fees(3)	$10,000	—
All Other Fees(4)	—	—
Total	$1,533,000	$1,618,000

(1)
Audit Fees consist primarily of fees for (i) the audit of our annual financial statements, (ii) review of our financial statements in our quarterly reports on Form 10-Qs, (iii) the audit of the effectiveness of our internal controls over financial reporting, and (iv) for services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Audit-Related Fees consist primarily of fees for professional services rendered in connection with the review of a registration statement and access to an online research tool.

(3)	Tax Fees consist of fees for tax compliance, tax planning and tax advice.

(4)	All Other Fees consist of fees for any service not included in the first three categories.

Pre-Approval Policies Regarding Audit and Non-Audit Fees
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
Prior to performing any audit services, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year and the expected fees for those services. If the engagement letter is approved, the Audit Committee will engage the independent registered public accounting firm to perform the audit.
For non-audit services, our management will submit to the Audit Committee for approval the list of non-audit services recommended by management which the Audit Committee should engage the independent registered public accounting firm to provide for the fiscal year. Prior to the performance of any of these services, our management and the independent registered public accounting firm each will confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of service and generally is subject to a specific budget. The Audit Committee also may pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the

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extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process and the fees for services performed to date.
As permitted by statute, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee to provide for the prompt handling of unexpected matters. The Chairman will report any action taken pursuant to this delegated authority to the Audit Committee at or before the next Audit Committee meeting.
All services performed by our independent registered public accounting firm in 2018 and 2019 were approved in accordance with the Audit Committee’s pre-approval policies.

AUDIT COMMITTEE REPORT
This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee is composed of four independent directors who satisfy the requirements of independence established by NYSE listing standards and the SEC. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” under applicable SEC rules and NYSE listing rules, and that each of Mr. Finley and Ms. Robeson is an “audit committee financial expert” as defined by applicable SEC rules.
The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.
Management has primary responsibility for our financial statements and financial reporting processes and for the maintenance of internal controls and procedures designed to ensure compliance with applicable accounting standards, laws and regulations and ethical business standards. Our independent registered public accounting firm, the Deloitte Entities, is responsible for expressing an opinion on whether the Company’s consolidated financial statements present fairly, in all material respects, the financial position of the Company in accordance with accounting principles generally accepted in the United States. Additionally, the Deloitte Entities are responsible for expressing an opinion regarding the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also is responsible for the engagement, compensation and oversight of the independent registered public accounting firm.
In keeping with that responsibility, the Audit Committee meets regularly with management and the independent registered public accounting firm. Meetings with the independent registered public accounting firm are held both with and without management present, and the independent registered public accounting firm has direct access to the Audit Committee to discuss the scope and results of its work and its comments on the adequacy of internal controls and the quality of financial reporting. The Audit Committee met eight times during the year ended December 31, 2019.
The Audit Committee reviewed, with the independent registered public accounting firm, the overall scope and plans for its audits. The Audit Committee has also reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019 and internal controls over financial reporting with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm pursuant to the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence from our Company and our management. The Audit Committee also reviewed the non-audit services provided by the independent registered public accounting firm and concluded that the provision of those services is compatible with its independence.
We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which we refer to as the 2019 Annual Report, in a timely fashion with the SEC in 2020. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the 2019 Annual Report. The Audit Committee also engaged the Deloitte Entities as our independent registered public accounting firm for the 2020 fiscal year. See above under the heading “Ratification of Appointment of Registered Public Accounting Firm” for additional information on the decision to again appoint the Deloitte Entities as our independent registered public accounting firm.

Audit Committee:	John C. Mingé	Roderick A. Larson
G. Stephen Finley, Chairman	Rose M. Robeson

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STOCKHOLDER PROPOSALS
Stockholder proposals intended to be considered for inclusion in our proxy materials for the 2021 Annual Meeting of Stockholders must be received by us by December 7, 2020. Proposals should be directed to the attention of the Corporate Secretary, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. Any proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act as well as the procedures in our bylaws, and must include a brief description and text of the proposal, the name and address of the stockholder submitting the proposal, the class and number of shares of stock owned by that stockholder, and any material interest of the stockholder in the proposal.
For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2021 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than 90 days prior to the date of our annual meeting; provided, that if the date of the annual meeting was not publicly announced more than 100 days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was communicated to the stockholders. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.
SEC rules and regulations provide that if the date of our 2021 Annual Meeting is advanced or delayed more than 30 days from the anniversary date of the 2020 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2021 Annual Meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2021 Annual Meeting. Upon determination by us that the date of the 2021 Annual Meeting will be advanced or delayed by more than 30 days from the anniversary date of the 2020 Annual Meeting, we will disclose that change in the earliest possible Quarterly Report on Form 10-Q or as otherwise permitted by the Exchange Act.
OTHER MATTERS
We do not presently know of any matters other than those described above that may be presented for stockholder action at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to direction by the Board of Directors.

OTHER MATTERS	2020 Proxy Statement | 54

NEWPARK

BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Timeon May 20, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Anthony J. Best
02 G. Stephen Finley
03 Paul L. Howes
04 Roderick A. Larson
05 John C. Mingé
06 Rose M. Robeson

The Board of Directors recommends you vote FOR proposals 2 and 3:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000454231_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2020 Annual Meeting and Proxy Statement and 2019 Annual Report are available at www.proxyvote.com

NEWPARK RESOURCES, INC.
Annual Meeting of Shareholders
May 21, 2020 10:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Paul L. Howes and E. Chipman Earle, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NEWPARK RESOURCES, INC. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 10:00 AM CDT on May 21, 2020, at 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If the proxy is properly executed, but no such direction is made, the shares represented by this proxy will be voted in accordance with the Board of Directors' recommendations.

The Board of Directors recommends you vote FOR the election of all nominees for director named herein, FOR approval, on an advisory basis, of the Company's named executive officer compensation, and FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year 2020.

0000454231_2 R1.0.1.18

Continued and to be signed on reverse side